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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UQM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction: $97,909,595
	(5)	Total fee paid: $11,865
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Shareholder:

        The Board of Directors (the "Board") of UQM Technologies, Inc. ("UQM" or the "Company") has unanimously approved an Agreement and Plan of Merger (the "Merger Agreement") entered into on January 21, 2019, between the Company, Danfoss Power Solutions (US) Company ("Danfoss") and a wholly owned subsidiary of Danfoss ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Danfoss (the "Merger).

        At the special meeting, you will be asked to consider and vote upon a proposal to approve the Merger and the Merger Agreement (the "Merger Proposal") and the adjournment of postponement of the Special Meeting, if necessary (the "Adjournment Proposal"). You will also be asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the "Advisory Compensation Proposal").

        If the Merger contemplated by the Merger Agreement is completed:

  •
  The holders of the outstanding shares of Company common stock will receive $1.71 in cash, without interest and less applicable withholding tax ("Merger Consideration"), for each share of our common stock that they own immediately prior to the effective time of the Merger (the "Effective Time"), unless they exercise and perfect their dissenters' rights under the Colorado Business Corporation Act;

  •
  Each option to purchase shares of the Company's common stock that is outstanding as of the Effective Time (whether vested or unvested) will be cancelled in exchange for the right to receive the excess of the Merger Consideration over the exercise price of such option, less applicable taxes required to be withheld;

  •
  Shares of restricted stock that are not vested immediately prior to the Effective Time will be automatically fully vested and free of any restrictions immediately prior to the Effective Time, and will be treated as Company common stock for all purposes under the Merger Agreement, including the right to receive the Merger Consideration, subject to applicable withholding tax; and

  •
  Warrants that are outstanding at the Effective Time will be cancelled and the holders of such warrants will be issued replacement warrants that will be exercisable for an amount in cash equal to the aggregate number of shares of common stock underlying such warrants multiplied by the excess, if any, of the Merger Consideration over the per share exercise price of such warrants.

        Following the closing of the Merger, in exchange for the Merger Consideration, UQM's existing shareholders shall cease to be shareholders of the Company and all outstanding options to acquire shares shall be terminated and cancelled, such that Danfoss will become the sole shareholder of the Company. Following the successful closing of the Merger, Danfoss would cause the Company to delist its shares from the NYSE American Stock Exchange (the "NYSE American") and to deregister its shares under the Securities Exchange Act of 1933, as amended. UQM shareholders are, or may be entitled to dissent from the Merger and assert dissenters' rights of appraisal under the Colorado Business Corporation Act.

        After thoughtful consideration and consultation with UQM's financial and legal advisors, the Board approved and adopted the Merger Agreement and unanimously declared that the Merger Agreement and the Merger contemplated thereby are advisable, fair to and in the best interests of the shareholders of the Company.

        You are cordially invited to attend the special meeting of UQM shareholders to be held at 10:00 a.m., local time, on April 23, 2019 at the Company's offices in Longmont, Colorado (the "Special Meeting"). The Merger is a transaction requiring shareholder approval under the Colorado Business Corporation Act. Pursuant to the Merger Agreement, the Company must obtain approval of the transaction from holders of two-thirds of the Company's issued and outstanding common stock.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD FURTHER RECOMMENDS THAT YOU VOTE FOR THE ADVISORY COMPENSATION PROPOSAL AND FOR THE ADJOURNMENT PROPOSAL ALSO DETAILED IN THE ACCOMPANYING PROXY STATEMENT.

        The proxy statement attached to this letter provides you with information about the Merger, the terms of the Merger Agreement, the Advisory Compensation Proposal, the Adjournment Proposal and the Special Meeting. UQM encourages you to read the entire Proxy Statement carefully, including the annexes and documents incorporated by reference. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission.

        Your vote is important. Under the Merger Agreement, approval of holders of two-thirds of the issued and outstanding shares of the Company's capital stock is required to approve the Merger. Accordingly, whether or not you plan to attend the Special Meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in those materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR each of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal

        Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

        If you hold your shares in "street name," you should instruct your bank, broker, or other nominee how to vote your shares in accordance with the voting instructions form you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals described in the Proxy Statement. Thank you for your cooperation and continued support.

Very truly yours,
/s/ DONALD W. VANLANDINGHAM Donald W. Vanlandingham Chairman of the Board
/s/ JOSEPH R. MITCHELL Joseph R. Mitchell Chief Executive Officer and Director

THIS PROXY STATEMENT IS DATED MARCH 7, 2019 AND IS FIRST BEING MAILED TO SHAREHOLDERS OF UQM TECHNOLOGIES, INC. ON OR ABOUT MARCH 11, 2019.

UQM TECHNOLOGIES, INC.
4120 Specialty Place
Longmont, Colorado 80504

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2019

        A special meeting (the "Special Meeting") of shareholders of UQM Technologies, Inc. ("UQM" or the "Company") will be held on April 23, 2019, at 10:00 a.m., local time, at the Company's offices in Longmont, Colorado, for the following purposes:

  1
  Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of January 21, 2019, by and among UQM, Danfoss Power Solutions (US) Company ("Danfoss") and a wholly owned subsidiary of Danfoss ("Merger Sub"), pursuant to which Merger Sub will be merged with and into UQM, with UQM surviving the merger as a wholly owned subsidiary of Danfoss (the "Merger" and, such proposal, the "Merger Proposal");

  2.
  Advisory Compensation Proposal. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the "Advisory Compensation Proposal"); and

  3.
  Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt and approve the Merger Agreement.

        Shareholders of record as of the close of business on March 4, 2019 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Shareholders will be entitled to one vote for each share of common stock owned by such shareholder on the Record Date.

        Only shareholders of record, their duly authorized proxy holders, beneficial shareholders with proof of ownership and our guests may attend the Special Meeting.

        Shareholders of UQM who do not vote in favor of adopting and approving the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to UQM prior to the time the vote is taken on the Merger Agreement and comply with all other requirements as a dissenter under the Colorado Business Corporation Act ("CBCA"). A copy of the applicable CBCA statutory provisions is included as Annex B to the proxy statement delivered herewith, and a summary of these provisions can be found under the "Dissenters' Rights" section of such proxy statement.

March 7, 2019	By order of the board of directors
/s/ DAVID I. ROSENTHAL David I. Rosenthal, Secretary

        YOUR VOTE IS IMPORTANT. Please vote, whether or not you expect to attend the Special Meeting, as soon as possible. You may vote by using the Internet or by telephone or by signing and returning the paper proxy card by mail. Your vote is being solicited by the board of directors. If you attend the Special Meeting, you may vote in person even though you have submitted a proxy.

UQM TECHNOLOGIES, INC.
4120 Specialty Place
Longmont, Colorado 80504

SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2019

        This proxy statement (the "Proxy Statement") and proxy card are furnished in connection with the solicitation of proxies to be voted at the special meeting of the shareholders of UQM Technologies, Inc. ("UQM," the "Company," "we," "our," or "us"), which will be held at our offices in Longmont, Colorado, on April 23, 2019, at 10:00 a.m., local time (the "Special Meeting"). On March 11, 2019, we began mailing to the shareholders of record this Proxy Statement and proxy card.

SUMMARY

        The following summary, together with the section of this proxy statement entitled "Questions and Answers about the Special Meeting and the Merger" highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of the Company. To better understand the Merger, you should read carefully this entire proxy statement, all of its annexes and all documents incorporated by reference into this proxy statement.

The Parties to the Merger (Page 13)

        UQM Technologies, Inc. is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949 and ISO 14001 certified. The Company's executive offices are located at 4120 Specialty Place, Longmont, Colorado 80504 and its telephone number is: 303-682-4900.

        Danfoss Power Solutions (US) Company ("Danfoss") is a wholly owned subsidiary of Denmark-based Danfoss A/S, a multi-industry technology provider divided into four business segments: Danfoss Power Solutions, Danfoss Cooling, Danfoss Drives, and Danfoss Heating. Danfoss Power Solutions is a leading player in hydraulic systems and components for powering off-highway machinery. Danfoss Cooling is a market leader in the air-conditioning and refrigeration industry. Danfoss Drives' key expertise lies in low-voltage AC drives, power modules, and stacks for a number of industries. Danfoss Heating is a leading producer of residential heating, commercial heating, and district energy products. Danfoss's executive offices are located at Nordborgvej 81, DK-6430 Nordborg, Denmark and its telephone number is: +4574882557.

        Danfoss-2019 Merger Sub, Inc. ("Merger Sub") is a Delaware corporation and a wholly owned subsidiary of Danfoss. Merger Sub was formed solely for the purpose of facilitating Danfoss' acquisition of UQM. Merger Sub's executive offices are located at Nordborgvej 81, DK-6430 Nordborg, Denmark and its telephone number is: +4574882557.

Time, Place and Purpose of the Special Meeting (Page 14)

        The special meeting will be held at 10:00 a.m., local time, on April 23, 2019, at the offices of UQM, at 4120 Specialty Place, Longmont, CO 80504 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote on the following:

  •
  a proposal to adopt and approve the Agreement and Plan of Merger dated as of January 21, 2019 (the "Merger Agreement"), by and among the Company, Danfoss, and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Danfoss, and the other transactions contemplated thereby (the "Merger" and, such proposal, the "Merger Proposal");

  •
  a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the Merger (the "Advisory Compensation Proposal"); and

  •
  a proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement (the "Adjournment Proposal").

Who Can Vote at the Special Meeting (Page 14)

        Only holders of record of UQM common stock, as of the close of business on March 4, 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Quorum; Vote Required (Page 14)

        The presence, in person or by proxy, of the holders of one-third of the outstanding shares of our common stock entitled to vote will constitute a quorum. Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock. Approval of the Advisory Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the shares represented at the meeting and entitled to vote on the matter. A failure to vote your shares, an abstention or a broker non-vote will have the same effect as a vote "AGAINST" on the outcome of the Merger Proposal. A failure to vote your shares, an abstention or a broker non-vote will have no effect on the Advisory Compensation Proposal and the Adjournment Proposal.

Solicitation of Proxies (Page 15)

        UQM will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of UQM may solicit proxies personally and by telephone, e-mail or otherwise. UQM has engaged Okapi Partners to assist in the solicitation of proxies for the special meeting and will pay Okapi Partners, Inc. a fee of approximately $100,000 plus reimbursement of actual out-of-pocket expenses.

Householding (Page 15)

        We, along with some banks, brokers and other nominee record holders, may be participating in the practice of "Householding" proxy statements. This means that we may send only one copy of the proxy to multiple shareholders sharing a household. The Company will promptly deliver a separate copy of this document to any shareholder upon written or oral request to the Secretary of the Company, UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504, telephone: (303) 682-4900.

Revocation or Proxies (Page 15)

        Any shareholder giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

  •
  submitting a new proxy with a later date, but using the telephone or internet proxy submission procedures described in this proxy statement, or by completing, signing, dating, and returning a new proxy card by mail to the Company;

  •
  attending the Special Meeting and voting in person; or

  •
  delivering to the Company's Secretary a written notice of revocation to UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504.

The Merger (Page 16)

        Under the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving such Merger as a wholly owned subsidiary of Danfoss.

        Under the terms of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of common stock of the Company (each, a "Company Share"), other than Company Shares owned by Danfoss, Merger Sub, or any wholly owned subsidiary of the Company, or held in the Company's treasury (and excluding shares with respect to which dissenters' rights are exercised), will be cancelled and converted into the right to receive $1.71 per share in cash (the "Merger Consideration").

        Each option to purchase Company Shares that is outstanding as of the Effective Time (whether vested or unvested) will be cancelled in exchange for the right to receive the excess of the Merger Consideration (aggregated for the Company Shares underlying such option) over the exercise price of such option, less applicable withholding taxes.

        Restricted stock that is not vested immediately prior to the Effective Time will be automatically fully vested and free of any restrictions immediately prior to the Effective Time, and will be treated as Company Shares for all purposes of the Merger Agreement, including the right to receive the Merger Consideration, subject to applicable withholding taxes.

        Warrants that are outstanding at the Effective Time will be cancelled and the holders thereof will be issued replacement warrants exercisable for an amount in cash equal to the aggregate number of Company Shares underlying such warrants multiplied by the excess, if any, of the Merger Consideration over the per share exercise price of the applicable warrant.

        UQM and Danfoss are working together to complete the Merger as quickly as possible after the Special Meeting. UQM anticipates that the Merger will be completed during UQM's second fiscal quarter of 2019, ending June 30, 2019

The Recommendation of UQM's Board and UQM's Reasons for the Merger (Page 22)

        UQM's board of directors (the "Board"), by unanimous vote, has determined that it is advisable and in the best interests of UQM and our shareholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that the shareholders of the Company vote FOR the proposal to adopt and approve the Merger Agreement. For the factors considered by the Board in reaching its decision to approve and declare advisable the Merger Proposal, see the section entitled "The Merger (Proposal 1)—The Recommendation of UQM's Board and UQM's Reasons for the Merger."

Opinion of the Company's Financial Advisor, Duff & Phelps (Page 25 and Annex C)

        Pursuant to an engagement letter, dated December 28, 2018, the Company retained Duff & Phelps, LLC ("Duff & Phelps") to provide an opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be received by such holders in the proposed Merger. At the meeting of the Board on January 18, 2019, Duff & Phelps reviewed with the Board its financial analysis of the Merger Consideration, responded to questions from the Board, and then delivered its opinion to the Board that, as of January 18, 2019 and based upon and subject to the assumptions, qualifications and limiting conditions contained in its written opinion, and discussed with the Board, the Merger Consideration to be received by the shareholders of the Company in the Merger was fair from a financial point of view to such holders..

        The full text of the Opinion is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The full text of the Opinion sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations in rendering the Opinion. The Company encourages you to read the Opinion carefully and in its entirety.

Conditions to Closing the Merger (Page 50)

        Mutual Conditions:    The obligations of each party to effect the Merger are subject to satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

  •
  The Merger Agreement and Merger shall have received approval from the holders of two-thirds of the outstanding Company Shares;

  •
  All required filings must have been made and all regulatory approvals shall have been received under applicable antitrust laws;

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  No governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated enforced or entered any laws or regulations that make it illegal or otherwise prohibit consummation of the Merger;

  •
  The Committee on Foreign Investments in the United States ("CFIUS") shall have approved the Merger; and

  •
  All other governmental consents and approvals necessary to consummate the Merger shall have been obtained.

        Conditions to Obligations of Danfoss and Merger Sub.    The obligations of Danfoss and Merger Sub to effect the Merger are subject to satisfaction or waiver by Danfoss and Merger Sub on or prior to the Effective Date of the following conditions:

  •
  Representations and warranties of UQM specified in the Merger Agreement shall be true and correct in all respects when made and immediately prior to the Effective Time;

  •
  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by it at or prior to the Effective Time; and

  •
  Since the date of the Merger Agreement, there shall not have been any Company Material Adverse Effect (as defined in the Merger Agreement) or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Conditions to Obligation of the Company to Close.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

  •
  Representations and warranties of Danfoss and Merger Sub specified in the Merger Agreement shall be true and correct in all respects when made and immediately prior to the Effective Time; and

  •
  Danfoss and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of the Merger Agreement required to be performed by or complied with by them at or prior to the Effective Time.

Financing Conditions (Page 35)

        The Merger is not conditioned upon the receipt of financing by Danfoss or Merger Sub.

Interests of the Company's Directors and Executive Officers in the Transaction (Page 35)

        General.    In considering the recommendation of our Board with respect to the Merger Proposal and the Advisory Compensation Proposal, you should be aware that some of our directors and executive officers have interests in the Merger that may differ from, or be in addition to, the interests of shareholders generally, including for the following reasons, among others: potential employment of our executive officers following the Merger; the accelerated vesting and/or cash-out of Company equity awards held by them; and our directors' and officers' rights under the Merger Agreement to ongoing indemnification and insurance coverage.

Takeover Proposal (Page 47)

        Under the Merger Agreement, the Company has agreed that it will, and will cause its subsidiaries to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party (other than Danfoss, Merger Sub and their respective representatives) with respect to any Takeover Proposal and will use reasonable best efforts to cause any such third party in possession of non-public information in respect of the Company or any of its subsidiaries that was furnished by or on behalf of the Company and its subsidiaries to return or destroy all such information.

        The Company will not, and will cause each of its subsidiaries not to, and shall not authorize its and their representatives, to, directly or indirectly:

  •
  solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (as defined below) or the making of any proposal that could reasonable by expected to lead to a Takeover Proposal;

  •
  other than clarifying the terms of the Takeover Proposal or to disclose the existence of the terms of the Merger Agreement, conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

  •
  amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

  •
  enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal.

        Notwithstanding the foregoing, prior to the approval of the Merger Agreement and the Merger by the shareholders of the Company, the Board may (i) participate in negotiation or discussion with any third party that has made a bona fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below), (ii) furnish to such third party non-public information relating to the Company and its subsidiaries pursuant to an executed confidentiality agreement, (iii) make a Company Adverse Recommendation Change (as defined below), and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case solely to the extent the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law.

        The Company has agreed to promptly (and in no event more than 24 hours) following the Company's receipt of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or for access to the business, properties, assets, books, or records of the Company or any of its subsidiaries by any third party, provide Danfoss with written notice of such Takeover Proposal or request, which notice must include a written summary of the material terms and conditions thereof (including the identity of the person making such Takeover Proposal or inquiry).

        In addition, the Company will keep Danfoss fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company must also provide Danfoss with not less than 48 hours' prior notice of any meeting of the Board at which any Takeover Proposal is expected to be considered.

        At any time prior to the approval of the Merger Agreement and the Merger by the holders of Company Shares, the Board may change its recommendation and withdraw, amend, modify or materially qualify its recommendation in a manner adverse to Danfoss ("Company Adverse Recommendation Change") or enter into an agreement with a third party for the acquisition of the Company acquisition of 15% or more of the voting interests of the Company (a "Takeover Proposal") if:

  •
  the Company promptly notifies Danfoss, in writing, at least 5 business days prior to the making of such Company Adverse Recommendation Change (the "Superior Proposal Notice Period") or entering into such agreement, of its intention to take such action with respect to a Superior Proposal; provided that the Superior Proposal Notice Period will be extended in the event of a material change to the applicable Takeover Proposal such that Danfoss always has at least three business days from the date of such material change to consider such revised Takeover Proposal;

  •
  the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

  •
  the Company will, and will cause its representatives to, during the Superior Proposal Notice Period, negotiate with Danfoss in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Danfoss, in its discretion, proposes to make such adjustments; and

  •
  the Board determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Danfoss during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

Termination of the Merger Agreement (Page 52)

        The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual written consent of all of the parties to the Merger Agreement. In addition, either the Company or Danfoss may terminate the Merger Agreement if:

  •
  the Merger has not been consummated by October 31, 2019; provided, that the right to so terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before October 31, 2019;

  •
  upon notice to the other party if there exists any legal restraint from any governmental authority that permanently restrains, enjoins or otherwise prohibits the Merger and such order or other action is, or shall have become, final and non-appealable; provided, that the right to so terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such law or order; or

  •
  if the Company's shareholders fail to adopt and approve the Merger Agreement and the Merger at the Special Meeting or any adjournments or postponements thereof.

        Danfoss may also terminate the Merger Agreement if:

  •
  a Company Adverse Recommendation Change has occurred or the Company has breached or failed to perform its covenants and agreements described above under the headings "Other Covenants and Agreements Takeover Proposal" and "Other Covenants and Agreements—SEC Documents and Special Meeting"; or

  •
  there has been a breach of any representation, warranty, covenant, or agreement of the Company under the Merger Agreement such that the conditions to Closing set forth in the Merger Agreement and described above under the heading "Conditions to Closing the Merger" would not be satisfied and such breach is incapable of being cured by October 31, 2019, so long as Danfoss has given the Company 30 days' prior written notice of Danfoss' intention to terminate the Merger Agreement; provided, that Danfoss will not have the right to so terminate the Merger Agreement if Danfoss is in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement which has not been cured.

        The Company may also terminate the Merger Agreement if:

  •
  prior to the approval of the Merger Agreement and the Merger by the shareholders of the Company, the Board approves the entry into an agreement with a third party with the acquisition of the Company or substantially all of its assets in compliance with the terms and conditions set forth in the Merger Agreement and described above under the heading "Other Covenants and Agreements—Takeover Proposal"; or

  •
  there has been a breach of any representation, warranty, covenant, or agreement of Danfoss or Merger Sub under the Merger Agreement such that the conditions to Closing set forth in the Merger Agreement and described above under the heading "Conditions to Closing the Merger" would not be satisfied and such breach is incapable of being cured by October 31, 2019, so long as the Company has given Danfoss 30 days' prior written notice of the Company's intention to terminate the Merger Agreement; provided, that the Company will not have the right to so terminate the Merger Agreement if the Company is in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement which has not been cured.

        In the event that the Merger Agreement is terminated by (i) Danfoss or the Company as a result of the Company's acceptance of a Superior Offer in compliance with the terms and conditions set forth in the Merger Agreement and described above under the section "Other Covenants and Agreements—Takeover Proposal", or (ii) by Danfoss as a result of a breach of any representation, warranty, covenant, or other agreement of the Company set forth in the Merger Agreement as described above, the Company will be obligated to pay Danfoss a termination fee in the amount of $3,500,000 (the "Termination Fee") plus the value of the expenses actually incurred by Danfoss in connection with the Transaction up to the date of termination.

Regulatory Approvals (Page 41)

        The consummation of the Merger Agreement and the Merger are conditioned upon receipt of the approval of the U.S. Committee on Foreign Investment in the United States ("CFIUS").

Material U.S. Federal Income Tax Consequences of the Merger (Page 39)

        If you are a U.S. Holder (as defined below in "The Merger (Proposal 1) Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Company Shares who receives cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the amount of cash received and (b) such U.S. Holder's adjusted tax basis in the Company Shares exchanged therefor. Such gain or loss generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Company Shares is more than one year as of the closing date of the Merger.

        You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Company Shares for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws).

Dissenters' Rights of Appraisal (Page 57)

        For holders of Company Shares that are issued and outstanding immediately prior to the Effective Time who did not vote in favor of the Merger and who properly demand the fair value of such shares and otherwise comply in all respects with the provisions of Article 113 of the CBCA (the "Dissenting Shareholders"), their Company Shares shall not be converted into the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 113 of the CBCA. At the Effective Time, such Dissenting Shareholder's Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 113 of the CBCA and the Merger Agreement.

Voting and Support Agreement (Page 53)

        In connection with the execution and delivery of the Merger Agreement, GDG Green Dolphin, LLC, which holds approximately 7.4% of the issued and outstanding shares of the Company and each director and executive officer of the Company, in their respective capacities as shareholders of Company, have each entered into a Voting and Support Agreement with Danfoss and Merger Sub (each, a "Voting Agreement"), pursuant to which such shareholders have agreed, among other things, to vote their respective Company Shares (and any shares of Company common stock they may later acquire), in favor of the approval of the Merger and the adoption of the Merger Agreement and any related matters, against any Takeover Proposal and against any other action involving the Company that is intended, or would reasonably be expected to interfere with or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement.

        In addition, in the Voting Agreements each shareholder agreed to certain affirmative and negative covenants, including: to not demand appraisal of any of their Company Shares (or shares of Company common stock they may later acquire) or exercise a right to dissent from the transactions contemplated by the Merger Agreement; to refrain from sales or other transactions involving their respective Company Shares (or shares of Company common stock they may later acquire); and to not solicit, initiate, encourage or facilitate the submission by any person(s) to the Company of any Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to any Takeover Proposal.

        Thus description of the Voting Agreements is qualified in its entirety by reference to the form of the Voting Agreement, which was provided as Exhibit 10.1 to the Company's Form 8-K filed or furnished with the SEC on January 22, 2019.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:
Why am I receiving this Proxy Statement?

A:
A:    You have received this Proxy Statement and the attached proxy materials because you own shares of UQM common stock and the Board is soliciting your proxy to vote your shares at the Special Meeting in connection with the Merger Agreement, the advisory (non-binding) vote on specified compensation that may become payable to our named executive officers in connection with the Merger and the adjournment and postponement of the Special Meeting, if necessary. This Proxy Statement describes issues on which we would like you to vote at our Special Meeting. It also gives you information on these issues so that you can make an informed decision.

Q:
On what items am I voting?

A:
You will be voting on the following three proposals:

•
A proposal to adopt and approve the Merger Agreement, by and among the Company, Danfoss, and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Danfoss (the "Merger" or the "Transaction" and, such proposal, the "Merger Proposal").

•
A proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to our named executive officers in connection with the Merger (the "Advisory Compensation Proposal"); and

•
A proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement (the "Adjournment Proposal").

Q:
What is the proposed merger transaction?

A:
The proposed transaction is the acquisition of UQM by Danfoss through the consummation of the Merger, pursuant to the Merger Agreement. Once the Merger Agreement has been adopted and approved by the Company's shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Danfoss.

  The Merger Agreement is attached as Annex A to this Proxy Statement.

Q:
What are the primary terms of the Merger Agreement with the Buyer?

A:
Under the terms of the Merger Agreement, at the Effective Time, each issued and outstanding Company Share, other than shares owned by Danfoss, Merger Sub, or any wholly owned subsidiary of the Company, or held in the Company's treasury, will be cancelled and converted into the right to receive the Merger Consideration, unless such holders of Company Shares elect to seek to exercise and perfect dissenters' rights under the Colorado Business Corporation Act (the "CBCA").

  Each option to purchase Company Shares that is outstanding as of the Effective Time (whether vested or unvested) will be cancelled in exchange for the right to receive the excess of the Merger Consideration over the exercise price of such option, less applicable taxes required to be withheld. Restricted stock that is not vested immediately prior to the Effective Time will be automatically fully vested and free of any restrictions immediately prior to the Effective Time, and will be treated as Company Shares for all purposes of the Merger Agreement, including the right to receive the Merger Consideration, subject to applicable withholdings.

  Warrants that are outstanding at the Effective Time will be cancelled and the holders thereof will be issued replacement warrants exercisable for an amount in cash equal to the aggregate number of Company Shares underlying such warrants multiplied by the excess, if any, of the Merger Consideration over the per share exercise price of the applicable warrant.

  If the Merger is consummated, in exchange for the Merger Consideration, UQM's existing shareholders shall cease to be shareholders of the Company.

Q:
How does the per share Merger Consideration compare to the unaffected market price of our common stock?

A:
The $1.71 per share Merger Consideration represents approximately a 52.5% premium to the closing price of our common stock on January 18, 2019, the last trading day prior to the announcement of the execution of the Merger Agreement.

Q:
If shareholders approve the Merger Agreement, will we be required to sell our stock of UQM?

A:
Yes. Once the Merger Agreement is approved by our shareholders and the Merger is effective, shareholders of record will receive the Merger Consideration and the Company's common stock will be canceled and retired. Under the CBCA, a shareholder who does not wish to accept the Merger has the right to dissent and to seek an appraisal of, and to be paid the fair value for, his or her Company Shares, provided that the holder fully complies with all applicable provisions of Article 113, Title 7, of the CBCA. See "Dissenters' Rights" and Annex B of this Proxy Statement.

Q:
What voting power do I have?

A:
At the Special Meeting, holders of Company Shares will have one vote per share that our records show were owned as of the Record Date.

Q:
If the Merger is approved will UQM remain a public company?

A:
No. It is expected that once the Merger Agreement is closed, Danfoss will cause the Company to delist its shares from the NYSE American Stock Exchange and to deregister its shares under the Securities Exchange Act of 1934, as amended.

Q:
Does the Board recommend the Merger?

A:
The Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, and unanimously recommends that shareholders vote FOR the Merger Proposal, FOR the Advisory Compensation Proposal, and FOR the Adjournment Proposal. You should read the section entitled "The Merger—The Recommendation of the Company's Board of Directors and the Company's Reasons for the Merger" for a discussion of the factors that the Board considered in deciding to recommend voting for adoption and approval of the Merger Agreement.

Q:
Is the Merger expected to result in tax obligations to holders of our common stock?

A:
Your receipt of the cash Merger Consideration for each of your shares of our common stock pursuant to the Merger will likely be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should consult your tax advisor to determine the tax consequences that apply for you.

Q:
When do you expect the Merger to be completed?

A:
UQM and Danfoss are working together to complete the Merger as quickly as possible after the Special Meeting. UQM anticipates that the Merger will be completed during its second fiscal quarter ending June 30, 2019. In order to complete the Merger, we must obtain the required shareholder approval, and the approval of CFIUS and a number of other closing conditions under the Merger Agreement must be satisfied or waived. See "The Merger Agreement—Conditions to Completion of the Merger".

Q:
What happens if the Merger is not complete?

A:
If the Merger Agreement is not adopted by the shareholders, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Company Shares in connection with the Merger. Instead, UQM will remain a public company and the Company Shares will continue to be listed or quoted on NYSE American Stock Exchange. In addition, under specified circumstances, we may be required to pay Danfoss a termination fee of $3.5 million. See "The Merger Agreement—Termination of the Merger Agreement".

Q:
What will happen if shareholders do not approve the Advisory Compensation Proposal in connection with the Merger?

A:
The approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Danfoss. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Therefore, regardless of whether our shareholders approve this proposal, if the Merger is completed, the specified compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of the Merger Agreement and their respective executive employment agreements.

Q:
What do I need to do now? How do I vote my shares of common stock?

A:
Please read this proxy statement carefully, including its annexes and the documents incorporated by reference into this proxy statement. Your vote is important. If you are a shareholder of record of Company Shares, you can ensure that your Company Shares are voted at the special meeting by submitting your proxy by:

•
mail, using the enclosed postage-paid envelope;

•
telephone, using the toll-free number listed on each proxy card; or

•
the internet, at the address provided on each proxy card.

  If you hold your Company Shares in "street name" through a broker, bank, trust or other nominee, you should follow the directions provided by your broker, bank, trust or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your Company Shares will not be voted, which will have the same effect as voting "AGAINST" the Merger Proposal.

Q:
Can I revoke my proxy?

A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record of common stock, you may revoke your proxy by notifying the Company's Secretary in writing at c/o UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504, or by submitting a new proxy by telephone, the internet or mail, in each case, dated after the date of the proxy being revoked.

  In addition, you may revoke your proxy by attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked). Please note that if you hold your Company Shares in "street name" and you have instructed a broker, bank, trust or other nominee to vote your Company Shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank, trust or other nominee to revoke your voting instructions or submit new voting instructions.

Q:
What happens if I sell my Company Shares before completion of the Merger?

A:
If you transfer all of your Company Shares (or rights to acquire such Company Shares), you will have transferred your right to receive the Merger Consideration in the Merger and lost your right to pursue appraisal of your shares under the CBCA. To receive the Merger Consideration (or, if you properly demand appraisal, to remain entitled to appraisal rights with respect to your Company Shares), you must hold your Company Shares through completion of the Merger.

  The Record Date for shareholders entitled to vote at the Special Meeting is earlier than the Special Meeting date and the closing of the Merger. If you transfer your Company Shares after the Record Date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration in the Merger but, unless special arrangements are made, retained the right to vote at the special meeting

Q:
Should I send in my stock certificates now?

A:
No. At or about the date of completion of the Merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the funding agent to receive the Merger Consideration. Do not send any stock certificates with your proxy.

  If your shares of UQM common stock are held in "street name" by your broker, you will receive instructions from your broker as to how to surrender your shares and receive the Merger Consideration for those shares following the completion of the Merger.

Q:
Who can help answer my other questions?

A:
If you have additional questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor, Okapi Partners, at:

1212 Avenue of the Americas, 24th Floor
New York, NY 10036
855-305-0857

  If a broker, bank, trust or other nominee holds your shares, you should also call your broker, bank, trust or other nominee for additional information.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This Proxy Statement contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including statements about our beliefs or current expectations of the future financial prospects, operations and corporate governance procedures of the Company following the closing of the Transaction as well as our current beliefs of the future prospects of the Company if the Transaction does not occur, whether as a result of a failure of our shareholders to approve the Transaction or otherwise. We intend the forward-looking statements throughout this Proxy Statement to be covered by the safe harbor provisions for forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual outcomes to differ materially from our expectations. UQM undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Proxy Statement. In addition to other factors and matters contained or incorporated in this document, UQM advises that the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the financial performance of each of UQM and Danfoss through the completion of the Merger, including in particular UQM's cash flows and cash balances;

  •
  stock market volatility;

  •
  the timing of, and regulatory and other conditions associated with, the completion of the merger, including approval by CFIUS and by UQM shareholders;

  •
  competitive pressures and continued consolidation in the markets in which UQM operates;

  •
  the potential loss of key UQM employees, customers or suppliers;

  •
  general economic conditions affecting the international market in which UQM operates, including international trade disputes and tariffs;

  •
  UQM's extended history of losses and current financial limitations;

  •
  risks related to UQM's intellectual property and litigation and claims in which UQM or its principals may become involved; and

  •
  other factors that are described from time to time in UQM's periodic filings with the U.S. Securities and Exchange Commission

THE PARTIES TO THE MERGER

        UQM is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949 and ISO 14001 certified. UQM's executive offices are located at 4120 Specialty Place, Longmont, CO 80504 and its telephone number is: 303-682-4900.

        Danfoss is a wholly owned subsidiary of Denmark-based Danfoss A/S, a multi-industry technology provider divided into four business segments: Danfoss Power Solutions, Danfoss Cooling, Danfoss Drives, and Danfoss Heating. Danfoss Power Solutions is a leading player in hydraulic systems and components for powering off-highway machinery. Danfoss Cooling is a market leader in the air-conditioning and refrigeration industry. Danfoss Drives' key expertise lies in low-voltage AC drives, power modules, and stacks for a number of industries. Danfoss Heating is a leading producer of residential heating, commercial heating, and district energy products. Danfoss's executive offices are located at Nordborgvej 81, DK-6430 Nordborg, Denmark and its telephone number is: +4574882557.

        Danfoss-2019 Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Danfoss. Merger Sub was formed solely for the purpose of facilitating Danfoss' acquisition of UQM. Merger Sub's executive offices are located at Nordborgvej 81, DK-6430 Nordborg, Denmark and its telephone number is +4574882557.

SPECIAL MEETING OF THE COMPANY'S SHAREHOLDERS

Time, Place and Purpose of the Special Meeting

        The special meeting will be held at 10:00 a.m., local time, on April 23, 2019, at the offices of UQM, at 4120 Specialty Place, Longmont, Colorado 80504. The purpose of the special meeting is to consider and vote on the proposal to adopt and approve the Merger Agreement and the Merger (the "Merger Proposal") and the adjournment or postponement of the Special Meeting, if necessary (the "Adjournment Proposal").

        In addition, in accordance with Section 14A of the Exchange Act, we are providing holders of Company Shares with the opportunity to cast an advisory (non-binding) vote on specified compensation that may be payable to our named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of the proxy statement entitled "The Merger (Proposal 1) Interests of Certain Persons in the Merger" (the "Advisory Compensation Proposal"). The vote on the Advisory Compensation Proposal is separate from the vote to adopt the Merger Proposal and the Adjournment Proposal. Accordingly, a holder of Company Shares may vote to approve the adoption of the Merger Proposal and vote not to approve the Advisory Compensation Proposal and vice versa. Approval of this Advisory Compensation Proposal is not a condition to the completion of the Merger. Because the Advisory Compensation Proposal vote is advisory in nature only, it will not be binding on either the Company or Danfoss. Accordingly, because we are contractually obligated to pay the specified compensation, such compensation will be payable, subject only to the conditions applicable to such payment, if the Merger is completed and regardless of the outcome of the advisory vote.

        The Board, by unanimous vote, has determined that it is advisable and in the best interests of UQM and our shareholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that shareholders vote FOR the Merger Proposal, FOR the Advisory Compensation Proposal and FOR the Adjournment Proposal.

Who Can Vote at the Special Meeting

        Only holders of record of UQM common stock, as of the close of business on March 4, 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own Company Shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were 56,197,188 shares of common stock outstanding. Each Company Share is entitled to one vote at the Special Meeting.

Quorum; Vote Required

        The presence, in person or by proxy, of the holders of one-third of the outstanding shares of our common stock entitled to vote will constitute a quorum. If a quorum is present, we can hold the Special Meeting and the conduct business discussed herein.

        Approval of the Merger Proposal requires the affirmative vote of the holders of not less two-thirds of the outstanding shares of our common stock. We will likely adjourn the Special Meeting until a later date if we do not have a sufficient number of shares present to approve the Merger Proposal. Approval of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares represented at the meeting and entitled to vote on the matter. A failure to vote your shares, an abstention or a broker non-vote will have the same effect as a vote "AGAINST" on the outcome of the Merger Proposal. A failure to vote your shares, an abstention or a broker non-vote will have no effect on the Advisory Compensation Proposal and the Adjournment Proposal.

Solicitation of Proxies

        UQM will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of UQM may solicit proxies personally and by telephone, e-mail or otherwise. None of these individuals will receive additional or special compensation for soliciting proxies. Upon request, UQM will reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

        UQM has engaged Okapi Partners to assist in the solicitation of proxies for the special meeting and will pay Okapi Partners a fee of approximately $100,000 plus reimbursement of actual out-of-pocket expenses.

Householding

        We, along with some banks, brokers and other nominee record holders, may be participating in the practice of "Householding" proxy statements. This means that only one copy of the proxy may have been sent to multiple shareholders sharing a household. The Company will promptly deliver a separate copy of this document to any shareholder upon written or oral request to the Secretary of the Company, UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504, telephone: (303) 682-4900.

Revocation or Proxies

        Any holder of Company Shares giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

  •
  submitting a new proxy with a later date, but using the telephone or internet proxy submission procedures described in this proxy statement, or by completing, signing, dating, and returning a new proxy card by mail to the Company;

  •
  attending the Special Meeting and voting in person; or

  •
  delivering to the Company's Secretary a written notice of revocation to UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504.

        Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or be sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the Special Meeting.

        If you hold your Company Shares in "street name" through a bank, broker, trust, or other nominee, you will need to follow the instructions provided to you by your bank, broker, trust, or other nominee in order to revoke your voting instructions or submit new voting instructions.

 THE MERGER (PROPOSAL 1)

        The discussion of the merger in this Proxy Statement is qualified by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A. You should read the Merger Agreement carefully.

Background of the Transaction

Overview

        The proposed Merger with Danfoss is the culmination of a several-year long evolution of the Company and the industry in which it operates and a resulting realization by the Company and its Board that in order to survive and thrive it needs to engage in a fundamental transaction with a strategic partner.

        Beginning in 2011, the Company adopted a plan to locate a strategic partner that would support the Company in its efforts to expand internationally, and particularly in the market for electric vehicles and controllers in China. The Chinese market for electric vehicle propulsion systems is the largest and the electric vehicle motor and controller market is highly competitive. The Board anticipated that the sector would experience increased consolidation, and that UQM's limited financial position would prevent it from efficiently accessing such international markets without a strategic partner that would provide sufficient scale to compete effectively with the Company's larger competitors. Thus, the Company initiated its strategy to locate a strategic partner, particularly a partner that could provide financial support and access while allowing UQM to develop and sell its products into the international markets including the Chinese market. Selection criteria for the strategic partner was that it must be able to provide needed capital, access to the market, and the sales and development infrastructure necessary to develop and sell the Company's products in international markets, including China.

        In order to execute this strategy, on September 25, 2013 the Board formed a Special Committee of independent directors of the Board (the "Special Committee") to negotiate and analyze any significant transactions with a strategic partner. The Special Committee was reauthorized through a Special Committee Charter approved on June 2, 2016, and subsequently reaffirmed on October 16, 2018.

        On July 16, 2014, the Company engaged the investment banking firm BDA Advisors to contact potential strategic investors and/or partners in the United States as well as overseas about an investment in, or manufacturing partnership with, the Company. The Special Committee and management chose BDA Advisors for its experience and connections in East Asia as well as its familiarity with the Company and its operations and strategy.

        In 2015, the Company directed BDA Advisors to engage in a broad canvassing of the entire market with a focus on Chinese and East Asian markets to seek potential investors/partners, which led to increased interest and activity with potential investors and partners in late 2015 and early 2016.

        In its preliminary screening effort, BDA Advisors prepared a list and had preliminary contact with over 100 public and private companies globally who they believed would be interested in a strategic investment in, or other arrangement with, the Company. The Company reviewed and finalized the list with BDA Advisors, including adding other companies the Company wished to approach, resulting in a list of 85 potential strategic investors and/or partners who the Company and BDA Advisors believed could be a good fit for the Company and its strategic plans. Through the remainder of 2015 and into 2016, BDA Advisors contacted a total of approximately 50 target companies at the direction of the Company. Of the target companies that were approached, the most serious interest was shown by Asian companies, mainly from China. Subsequently, UQM executives visited a number of the potential partner companies in China and several of them paid reciprocal visits to the UQM facilities in Colorado in what would be considered the pre-due diligence phase.

Hybrid Kinetic Purchase and Sale Agreement in 2016

        On June 28, 2016, the Company entered into a Stock Issuance and Purchase Agreement (the "HKG Purchase Agreement") with American Compass, Inc. ("American Compass"), a California corporation and wholly owned subsidiary of Hybrid Kinetic Group Limited, a publicly traded Bermuda company listed on the Hong Kong Stock Exchange ("Hybrid Kinetic"), pursuant to which American Compass would purchase 66.5 million newly issued shares of the Company's common stock for an aggregate purchase price of $47,880,000. The newly issued shares would have resulted in American Compass owning approximately 51% of the Company's shares of common stock. The Board approved the HKG Purchase Agreement and transactions contemplated thereby.

        The amount to be paid by Hybrid Kinetic through American Compass represented approximately a 6.4% premium to the volume-weighted average trading price of the Company's common stock for the 90-day period ending on June 27, 2016.

        As part of the HKG Purchase Agreement, Hybrid Kinetic sought to amend the Company's articles of incorporation and bylaws in ways to reduce minority shareholder voting rights. The proposal to acquire a majority interest of the Company's outstanding common stock was approved by the Company's shareholders, but the HKG Purchase Agreement was rejected by the Company's shareholders due to its requirement to amend the Company's article of incorporation and bylaws to reduce minority shareholder voting rights. As a result, the transaction was ultimately terminated.

CNHTC/Sinotruk Purchase and Sale Agreement in 2017

        Following the termination of the HKG Purchase Agreement, in January 2017, the Board conducted a review of its strategic investment strategy. The Board determined that the reasons supporting the decision to seek a strategic partner that could assist the Company in expanding into international markets, including China, remained. In early 2017, the Company approached National Heavy Duty Truck Group Co. Ltd. ("CNHTC") and its wholly owned subsidiary, Sinotruk (BVI) Limited ("Sinotruk"), to discuss opportunities for investment in the Company and to develop and sell electric motors and controller products for sale into the China market. The discussions included discussion of a potential Chinese development and manufacturing joint venture and potential minority investment in the Company.

        Sinotruk proposed a two stage investment in the Company, pursuant to which Sinotruk would acquire newly issued shares of our common stock in two stages, and UQM and CNHTC would plan to create a joint venture to manufacture and sell electric propulsion systems for commercial vehicles and other vehicles in China. The proposed Sinotruk transaction, if approved by the Company's shareholders and CFIUS, would have resulted in Sinotruk owning a total of 34% of the Company's outstanding shares at a purchase price of $0.95 per share, which represented a 15% premium over the 30-day closing price average for the period ending on the last trading date before signing.

        On August 25, 2017, the Company entered into a Stock Purchase Agreement with Sinotruk (the "Sinotruk Purchase Agreement"). The first stage investment closed on September 25, 2017, resulting in Sinotruk acquiring 5,347,300 shares of the Company's common stock, representing 9.9% of the total outstanding shares as of the date of the Sinotruk Purchase Agreement, for aggregate consideration of approximately $5.1 million. In the second stage, Sinotruk was to acquire such number of additional shares (the "Second Stage Shares") resulting in Sinotruk owning a total of 34% of the Company's then-outstanding common stock on a fully diluted basis (the "Second Stage Transaction"). The purchase price for the Second Stage Shares was identical to the price at which the shares were sold in the First Stage Transaction—$0.95 per share. If completed, the total transaction would have brought approximately $28.3 million in cash to UQM.

        On May 9, 2018, the Company announced that the closing of the Second Stage Transaction would not occur because CFIUS determined that it would not approve the Second Stage Investment. As a result, in January 2019, we formally notified Sinotruk of the termination of the Sinotruk Purchase Agreement.

Proposed Danfoss Merger Agreement and Plan of Merger:

        After CFIUS denied the joint application by the Company and CNHTC to complete the Second Stage Investment and corresponding purchase of the Company shares, it was clear to the Company that it would need additional funding and/or a strategic investment partner to support the Company's business plan and development cycle. Because of CFIUS' general concerns regarding risks of misappropriation of UQM's intellectual property and trade secrets by Chinese-based investors, the Company concluded Chinese investors would no longer be a viable option. Accordingly, the Company turned its focus to North American, European and Indian based companies.

        In parallel to the Company's attempt to seek a strategic partner, the Company also noted the significant consolidation taking place in the electric propulsion sector. In 2016, BorgWarner acquired Remy International, a manufacturer of traction motors and other motor products, and a competitor of the Company. In July 2017, BorgWarner announced that it would also acquire Sevcon, a manufacturer of inverters. In June 2018, Dana, Inc. announced it would purchase a majority interest in TM4, Inc., one of the Company's largest competitors. In addition, several other acquisitions and alliances were announced globally in this segment along with other major companies announcing significant investments into electric propulsion technology. In each case, the combined competitor companies could demonstrate significantly increased scale in their purchasing power, manufacturing capacity and global reach, each of which is critical to effectively competing in the electric propulsion industry.

        At a Board meeting held on June 20, 2018, the Board reviewed the status of the Company's sales and its international expansion strategy. David Rosenthal, the Company's Chief Financial Officer ("Rosenthal"), reported that because the Company could no longer rely on CNHTC's second tranche investment, management was considering several alternative funding sources. Joseph Mitchell, the Company's President and Chief Executive Officer ("Mitchell"), also presented to the Board the status of consolidation in the industry and the Company's sales in China. Mitchell noted that Sinotruk's projected sales were lower than those initially projected. The Board concluded that the Company's immediate need for additional funds and the rapidly accelerating consolidation and increased global competition in the sector would require the Company to accelerate its search for a strategic investor.

        At the Board meeting held on October 16, 2018, the Board reaffirmed the mandate of the existing Special Committee and tasked it with the oversight of the strategic alternatives review process, with Chairman of the Board, Don Vanlandingham, and independent directors Joe Sellinger and Stephen Roy as members of the committee. The other members of the Board were invited to participate in committee meetings and did participate from time to time.

        During the period beginning with the engagement of BDA Advisors in 2015 until CFIUS' rejection of the CNHTC transaction in March 2018, the Company directly contacted or was contacted by at least 200 companies located worldwide to discuss possible strategic investments or strategic development and sales joint ventures. Following CFIUS' determination not to approve the CNHTC second tranche transaction, the Company contacted several additional companies globally to explore potential strategic investments. The types and locations of the companies that were contacted varied, including major companies in India, North America, Europe and Asia and including strategic partnering options from direct investment, joint ventures to convertible debt options. These companies included current customers, potential customers and suppliers of the Company along with others that had an interest in expanding their capabilities in this space. Most of the companies ultimately declined to engage beyond the initial high level discussion stages, although two potential investors did enter into confidentiality agreements and initiated due diligence, including technical and financial diligence and several visits to the UQM headquarters. They subsequently declined to make a meaningful investment offer.

        In August 2018 Danfoss contacted the Company directly to discuss collaboration opportunities. The parties executed a confidentiality agreement on August 28, 2018 to allow Danfoss to conduct initial due diligence.

        On September, 6, 2018, Nis Jessen, Vice President Business Development Electrification of Danfoss ("Jessen") and Kimmo Rauma, Vice President at Danfoss Power Solutions ("Rauma"), met via Skype with Ian Stonington, Business Development & Marketing at the Company ("Stonington") to arrange a meeting during the EV Tech Show in Novi, Michigan.

        On September 12, 2018 Jessen and Rauma met with Adrian Schaffer, Senior Vice President of Sales and Business Development for UQM ("Schaffer"), Stonington and Joe Meylor, Senior Program Manager at UQM ("Meylor") in Novi, Michigan and engaged in a general discussion about potential relationship between UQM and Danfoss.

        On September 27, 2018, Jessen, Rauma, Thorsten Boger, Director Business Development Electrification at Danfoss ("Boger"), Daniel Pfeifer, M&A and Integration Controller for Danfoss ("Pfeifer") and Troels Petersen, Senior Vice President Danfoss M&A ("Petersen") met with Mitchell and Schaffer at Danfoss' offices in Hamburg, Germany. At that meeting, the Danfoss team presented to the UQM team about Danfoss and its capabilities and UQM made a similar presentation to Danfoss. The parties engaged in a high-level discussion about a potential investment by Danfoss in UQM. No specific terms of such investments were discussed at the meeting.

        On October 8-9, 2018, Jessen, Rauma and Petersen from Danfoss met with Mitchell, Schaffer, Josh Ley, UQM Vice President of Technology ("Ley"), Rosenthal, and Jim Spellman, Senior Manufacturing Engineering Manager at UQM ("Spellman"), in addition to several other engineering managers from UQM at UQM's offices in Longmont Colorado. The UQM team provided a detailed presentation regarding UQM's engineering, manufacturing and financial status. The parties then discussed Danfoss' interest in investing in UQM and specifically its initial interest in acquiring a majority interest in UQM.

        On October 16, 2018, Mitchell provided a report to the Board at a meeting during which he summarized the status of the discussions with Danfoss and other potential strategic investors. The Board members agreed that the parties should continue initial discussions and engage in due diligence.

        Subsequently, UQM started providing Danfoss with more detailed due diligence information and the parties engaged in a full due diligence exercise.

        On October 29, 2018, Jessen and Petersen from Danfoss met by Skype with Mitchell to discuss a potential transaction.

        On October 30, 2018, Mitchell provided the UQM Board a detailed update on the Danfoss discussions, pre-due diligence visit status and next planned steps with Danfoss. The Board agreed that the potential benefits of a strategic transaction with Danfoss were positive and authorized continuing the discussions.

        On November 5, 2018, Jessen and Petersen from Danfoss met by Skype with Mitchell to discuss a potential transaction.

        On November 12, 2018, Jessen and Petersen from Danfoss met by Skype with Mitchell to discuss a potential transaction.

        On November 16, 2018, Petersen sent Mitchell a draft non-binding letter of intent pursuant to which Danfoss offered to acquire between 51% and 100% of the Company's outstanding capital stock and to negotiate in good faith the potential transaction along with a 15 business day exclusivity period for Danfoss to conduct its formal due diligence.

        On November 19, 2018 the UQM Board met to consider the proposed letter of intent. After discussion, the Board authorized Mitchell to work with the legal advisors to negotiate a final letter of intent consistent with U.S. standards and customs, and assuming a letter of intent could be finalized the Board approved UQM management to complete formal due diligence with Danfoss and approved the 15-day exclusivity period to conduct due diligence.

        On November 20, 2018, Mitchell sent Petersen a revised letter of intent that included proposed changes by UQM.

        On November 20, 2018, Mitchell, Peterson and their legal representatives discussed the terms of the exclusivity period and reviewed the due diligence schedule. Based on the call, the parties agreed to revised terms of the letter of intent. On November 21, 2018, Mitchell sent Petersen the revised letter of intent that included changes discussed between the parties on the call the day before. Also on November 21, 2018, the parties executed a non-binding letter of intent in which Danfoss offered to acquire between 51% and 100% of the Company's outstanding capital stock and to negotiate in good faith the potential transaction along with a 15 business day exclusivity period for Danfoss to conduct its formal due diligence. This non-binding letter of intent was approved by the board of directors of each company and executed on the same date.

        On November 26, Mitchell, Petersen, and representatives of UQM and Danfoss met to discuss a detailed due diligence process and schedule.

        On November 29 2018, Mitchell provided an update to the UQM Special Committee regarding the status of the discussions and the strategies for continuing the dialogue with Danfoss. The Special Committee asked questions regarding the diligence timing and potential Danfoss agreement.

        Between December 5 through December 7, 2018, representatives of the Danfoss technical and commercial divisions traveled to Colorado to visit the UQM headquarters and to conduct technical and commercial due diligence. Representatives of Danfoss included Jessen, Tero Jarvelainen, Director of Research and Development, Christopher Prowell, an intellectual property consultant, Thorsten Boger, Director of Business Development, and Daniel Pfeifer, Danfoss' Mergers and Acquisitions and Integration Controller. Representatives of UQM at the meetings included Mitchell, Rosenthal and Ley, with other members of UQM's executive, technical, operations, finance and business development teams available as needed. The group conducted a detailed review of all aspects of UQM's technology, finances, customer base, and business plan.

        On December 13, 2018, the Company received from Danfoss a non-binding indication of interest which included a proposal to acquire 100% of the shares of the Company at a purchase price of between $1.50-1.60 per share of Company common stock.

        On December 17, 2018, the Special Committee of the Board met to evaluate the Danfoss indication of interest. The Special Committee reviewed Danfoss' proposed pricing and transaction structure and concluded that it was generally reasonable and reflected a price generally consistent with the Company's budget for 2020 and material assumptions regarding long term growth and revenue, although it appeared to understate potential intangible assets of the Company such as its experienced personnel and the value of its intellectual property. The Special Committee asked its legal advisor questions regarding the structure and timing of the proposed Merger, and the fiduciary duties of the Board. Following discussion, the Special Committee recommended that the full Board approve further negotiations with Danfoss of the proposed merger, and provide a counter offer to the price offered by Danfoss. Based on the Company's intangible value and consideration of future revenues not captured in the Danfoss analysis, the Special Committee concluded that price should be higher than the range of $1.50 to $1.60 per share put forth in the Danfoss indication of interest

        On December 18, 2018, the Board held a meeting to review the Company's 2019 budget and evaluate the Special Committee's recommendation. Management, including Rosenthal, presented the 2019 budget, which demonstrated a forecasted annual cash burn rate of $1.1 million for 2019. Rosenthal explained that the Company held less than $3 million in cash and cash equivalents and that the Company's credit facility with Bank of the West, in the amount of approximately $4.6 million was due and payable on March 15, 2019, accentuating the need for external financing. Following discussion, the Board authorized Mr. Vanlandingham and Mr. Mitchell to continue negotiations of the merger, but to propose an increase in the price offered by Danfoss of up to $2.18 per share.

        On December 19, 2018, Mitchell and Petersen had a phone conversation during which Mitchell advised that the UQM Board would endorse a transaction for the sale of 100% of UQM's common stock at a price of $2.18 per share.

        On December 21, 2018, Petersen and Mitchell held further discussions to resolve the Merger Consideration. Petersen indicated the counter offer from UQM exceeded the Danfoss valuation calculations and could not be accepted but that Danfoss remained very interested in working with UQM to further the discussions. The parties agreed to meet in New York in January 2019 to attempt to reach a final resolution of the price.

        On January 7-8, 2019, principals of the Company, including Vanlandingham, Mitchell, and Rosenthal, met with representatives of Danfoss, including Petersen, Jessen, and Anders Stahlschmidt, Danfoss' General Counsel, to continue discussions and negotiate key provisions of the proposed Merger Agreement, together with the parties' legal advisors and Danfoss' financial advisor, Greenhill. During that meeting and after considering various valuation-related points of input, the parties, tentatively agreed to a price per share of $1.71, subject to review and approval by the parties' respective boards of directors.

        On January 18, 2019, the Board, including all of the members of the Special Committee, held a telephonic meeting to consider and vote on the Merger Agreement. At this meeting Duff & Phelps reviewed with the Board its financial analysis of the Merger Consideration, responded to questions from the Board, and then delivered its opinion to the Board that, as of January 18, 2019 and based upon and subject to the assumptions, qualifications and limiting conditions contained in its written opinion, and discussed with the Board, the Merger Consideration to be received by the shareholders of the Company in the Merger was fair from a financial point of view to such holders. The Board asked questions regarding the Company's financial position and alternative financing alternatives. Rosenthal advised the Board that the Company's cash position was tight but could be managed to closing with careful management. He also advised that the Bank of the West had agreed to extend the maturity date of its credit facility by six months, through September 2019, which was the outside timeline for the proposed Merger. Based in part on the advice of its financial and legal advisors, the Board agreed and adopted the Merger Agreement, subject to obtaining all necessary shareholder consents and the execution of shareholder voting and support agreements. Following the Board meeting, the consent and support agreements were transmitted to its largest North American shareholder and to each of the directors and executive officers of the Company. The major North American shareholder and the directors and officers of the Company signed the consent and support agreements between January 19-20, 2019. The Agreement was executed by the parties on January 21, 2019 and the Company announced the execution of the Merger Agreement on January 21, 2019. The Company conducted a shareholder call to answer questions the following morning before the market opened.

 The Recommendation of UQM's Board and UQM's Reasons for the Merger

        UQM's Board, by unanimous vote, has determined that it is advisable and in the best interests of UQM and our stockholders to consummate the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that the shareholders of the Company vote FOR the proposal to adopt and approve the Merger Agreement. When you consider the Board's recommendation, you should be aware that UQM's directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in "—Interests of the Company's Directors and Executive Officers in the Merger."

Factors considered by the Board.

        In making these determinations, the Board and the Special Committee considered various factors, including the following:

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  Merger Consideration.  The Board concluded that the merger consideration of $1.71 per share of common stock to UQM's common stockholders represented a very favorable valuation for UQM.

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  This per share Merger Consideration represents a premium of approximately 52.5% to the closing price of UQM's common stock of $1.13 on January 18, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement. This per share price also equates to approximately nine times UQM's last twelve months' ("LTM") reported revenue, and the valuation incorporated a detailed analysis and inclusion of our future business plan to arrive at the approximately $100 million aggregate purchase price.

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  Data provided by both Danfoss and UQM showed Electric Vehicle Transaction comparable transactions have been completed at approximately 3.25x LTM reported revenue, demonstrating that the transaction considers UQM's future revenue stream and potential future growth.

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  Relative to the implied value of the Sinotruk transaction in the fall of 2017, which implied a value per share of UQM common stock of $0.95, the Merger will provide UQM shareholders with a per share price in cash that represents an 80.0% premium to the potential Sinotruk transaction.

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  This premium is being realized in the context of an equity valuation and debt capital markets environment that has experienced material volatility in the last 12 months.

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  The per share Merger Consideration also represents a 137.5% premium relative to the Hybrid Kinetic offer of $0.72 per share, which ultimately was not approved by UQM's shareholders due to demands to amend UQM's articles of incorporation and bylaws to reduce minority shareholder rights.

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  Following negotiation between representatives of Danfoss and UQM, the Board concluded that Consideration of $1.71 per share of common stock was the highest price that Danfoss would pay.

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  The Board noted that the recently announced transactions involving its peers were premiums that were generally below that which the Company and its shareholders would receive pursuant to the Merger Agreement.

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  The Board took under consideration the fact that this will be an all cash transaction, which provides greater certainty of value and liquidity to our stockholders than a transaction involving an exchange of equity.

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  Risks of Remaining Independent.  The Board considered UQM's financial condition, results of operations, and business and earnings prospects if it were to remain independent in light of various factors, including UQM's current and anticipated near-term operating results and the highly competitive dynamics of the electric propulsion systems sector. Such factors include:

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  The Board believes that as the market for electric vehicles matures, competition for electric motors and controllers will rapidly increase. Several large multinational organizations, including ABB, Bosch, Borg Warner, ZF, Siemens, BAE, DANA and several Chinese companies, have recently entered the market or announced plans to continue to invest and further expand into our market.

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  Multiple competitors have recently announced plans to invest millions of dollars into technology to support further development of their product and market share. The Company has noted the resulting increased competition and pricing pressure.

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  In addition, the Board considered that the market has recently experiencing rapidly accelerating consolidation, resulting in competitors with much larger scale and international access and resultant increasing pricing pressure as global competition intensifies.

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  The multi-national companies UQM is now competing against have purchasing power, scalability and global infrastructure from their other business lines that is being leveraged in the electrification business that UQM cannot match.

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  Many of UQM's existing and prospective customers generally expect their suppliers to have equal or greater presence in terms of global revenues, operational capacity, and support. The Board considered that UQM has competed to bid on several potential contracts where UQM was competitive both technically and commercially, but the prospective customer rejected the bid solely on the basis of the Company's insufficient size and scale and lack of infrastructure to provide support globally. Some potential customers have openly questioned UQM's "staying power" in the global market, given its limited capital and financial resources.

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  Management has advised that being awarded significant new orders would require a much larger scale both in purchasing power and the operating capacity required to meet customer manufacturing requirements.

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  The Board noted that expanding the Company's operations into new target countries requires the Company to overcome challenging regulatory and commercial risks and hurdles that are disproportionately difficult for a smaller company to overcome or mitigate, including geopolitical risks and risks of increased international disputes and tariffs.

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  The Board considered that the fundamental issues caused by the Company's lack of sufficient scale and financial resources places the Company at a significant disadvantage, which is even more pronounced in emerging markets, where the majority of the Company's targeted sales are expected to be targeted.

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  Relative to a minority, non-control investment, the Merger provides UQM shareholders with an immediate cash premium in lieu of UQM equity that is subject to business and market risk in an increasingly competitive industry.

    Thus, after considering these several factors, the Board believes that remaining independent would not provide the scale and financial resources necessary to enable the Company to effectively compete in the highly competitive global electric motor market. The Board believes that pursuing the Merger will allow the Company to maximize shareholder value while strengthening the Company's position to effectively compete in the market.

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  Relative Value of a Merger Transaction.  In lieu of a sale of the Company, the Board considered investments with other partners, and other financing alternatives. The Board concluded, based on CFIUS' denial of the Company's potential investments from Sinotruk and negative view of investments involving Chinese partners, that future strategic investments from China would be very challenging. In addition, after discussions with management and advisors, the Board concluded that the merger with Danfoss was preferable to a financing transaction because (i) another debt offering or sale of assets would likely involve onerous terms and unfavorable pricing, if such debt or asset sale could be obtained at all, (ii) another equity offering would be highly dilutive to existing stockholders, if such an offering could be completed at all and, in any event, (iii) such a debt or equity transaction would not address the Company's fundamental issue, i.e., having the scale and financial resources required to compete successfully in the global electric vehicle propulsion systems sector.

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  Extensive Prior Process and Sinotruk Transaction.  The Board reviewed the extensive process that UQM and its advisors had conducted during the two years prior to the signing of the Merger Agreement, which, with the advice of BDA partners, involved contacts with numerous parties that the Board believed would potentially have an interest in acquiring UQM. Such inquiries had resulted in a small number of potential investors, and in each case the share price offered by such investors was at a nominal premium to the then-current UQM share price. The most recent process in 2017 had resulted in the proposed strategic investment transaction with Sinotruk, which was at a share price equal to 15% over the share price at the execution date of such agreement. The Board considered that the Sinotruk agreement resulted in no competing bids and was ultimately rejected by CFIUS due to concerns about the Chinese partner. In addition, the Board considered that the consideration reflected in the Merger Agreement was the highest value that had been offered to the Company during its extensive search for a strategic partner, and that there was no assurance that a more favorable opportunity to sell the Company would arise later.

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  Likelihood of Closing.  The Board considered the relatively limited nature of the closing conditions included in the Merger Agreement, including the absence of any financing-related closing condition and the likelihood that the merger will be approved by requisite regulatory authorities, including CFIUS, and UQM's stockholders. The Board noted that Denmark-based Danfoss would likely be more favorably viewed by CFIUS. The Board also considered Danfoss' substantial financial resources and ability to consummate the transaction without a financing contingency.

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  Terms of the Merger Agreement.  The Board considered the terms of the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their obligations to complete the merger and their ability to terminate the agreement. The Board noted that the termination or "break-up" fee provisions of the Merger Agreement could have the effect of discouraging competing third party proposals, but that the $3.5 million termination fee, which represented an approximately 3.5% of the equity and assumed debt value of the proposed transaction, is customary for transactions of similar size and type. The Board also noted that the Merger Agreement permits UQM and the Board to respond to a competing proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the Merger Agreement and the requirement that UQM pay Danfoss the termination fee in the event that UQM terminates the Merger Agreement to accept a superior proposal.

Adverse Factors:

        The Board also identified and considered a number of countervailing factors and risks to UQM and our stockholders relating to the merger and the Merger Agreement, including the following:

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  Potential Inability to Complete the Merger.  The Board considered the possibility that the Merger may not be completed and the potential adverse consequences to UQM if it is not completed. Such impacts may include adverse reputational position of the Company and its management, and the potential loss of customers, employees, and suppliers.

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  No Participation in Post-Closing Growth.  The Board considered the fact that, because UQM's stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of UQM or Danfoss either during the pre-closing period or following the closing. This impact would be most significantly felt by those long term shareholders who had held shares that were previously purchased above the proposed merger share price.

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  Interim Operating Covenants.  The Board considered the limitations imposed in the Merger Agreement on the conduct of UQM's business during the pre-closing period, its ability to solicit and respond to competing proposals, and the ability of the Board to change or withdraw its recommendation of the merger.

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  Termination Fee.  The Board took into account the $3.5 million termination fee payable to Danfoss if the Merger Agreement is terminated under certain circumstances within UQM's control, and the potential impact that such termination fee may have in deterring other potential strategic investors from making competing proposals that could be more advantageous to UQM's stockholders. The Board determined that the $3.5 million termination fee is within market expectations.

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  Taxability.  The Board considered that the Merger will be a taxable transaction to UQM's stockholders.

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  Interests of UQM's Directors and Executive Officers.  The Board considered the potential conflicts of interest of UQM's directors and executive officers, as described in the section entitled "—Interests of the Company's Directors and Executive Officers in the Merger."

        The foregoing discussion of the information and factors considered by the Company's management team, the Board, and the Special Committee is not intended to be exhaustive, but includes the material factors considered by them. The Board based its favorable recommendation to the Company's shareholders on the totality of the information presented. Portions of this explanation of the reasons for the Transaction and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of the Company's Financial Advisor, Duff & Phelps

        On December 26, 2018, the Company engaged Duff & Phelps to serve as an independent financial advisor to the Board (solely in their capacity as members of the Board) to provide an opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be received by such holders in the Merger (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder).

        On January 18, 2019, representatives of Duff & Phelps reviewed with the Board its financial analysis of the Merger Consideration, responded to questions from the Board, and then delivered its opinion (the "Opinion") to the Board that, as of January 18, 2019 and based upon and subject to the assumptions, qualifications and limiting conditions contained in the Opinion, and discussed with the

Board, the Merger Consideration to be received by the shareholders of the Company in the Merger was fair from a financial point of view to such holders.

        The full text of the Opinion is attached as Annex C to this Proxy Statement and is incorporated herein by reference. The full text of the Opinion sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations in rendering the Opinion. The Company encourages you to read the Opinion carefully and in its entirety.

        In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analyses with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:

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  Reviewed the following documents:

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  The Company's annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2016 and December 31, 2017 and the Company's unaudited interim financial statements for the period ended September 30, 2018 included in the Company's Form 10-Q filed with the SEC;

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  Unaudited interim financial statements for the Company for the year-to-date period ended November 30, 2018;

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  Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections for the Company, provided to Duff & Phelps by the Company's management (the "Management Projections");

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  Documents related to the Merger, including the Indication of Interest, dated as of December 13, 2018, and a draft, dated as of January 16, 2019, of the Merger Agreement;

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  A letter dated January 18, 2019 from the Company's management, which made certain representations as to historical financial statements, the Management Projections and the underlying assumptions;

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  Discussed the information referred to above and the background and other elements of the Merger with the Company's management;

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  Reviewed the historical trading price and trading volume of the Company Shares and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

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  Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

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  Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate with respect to the Company or otherwise.

        In performing its analyses and rendering the Opinion with respect to the Merger, Duff & Phelps, with the Company's consent:

  •
  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company's management, and did not independently verify such information;

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  Relied upon the fact that the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

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  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

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  Assumed that information supplied and representations made by the Company's management were substantially accurate regarding the Company and the Merger;

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  Assumed that the representations and warranties made in the Merger Agreement were substantially accurate;

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  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

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  Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps and that there was no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

  •
  Assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

  •
  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

        To the extent that any of the foregoing assumptions or any of the facts on which the Opinion was based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of the Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

        Duff & Phelps delivered the Opinion to the Board on January 18, 2019. The Opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after January 18, 2019.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger.

        Duff & Phelps did not express any opinion as to the market price or value of the Company Shares (or anything else) after the announcement or the consummation of the Merger. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, analysis of the Company's credit worthiness, tax advice or accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons, relative to the Merger Consideration to be received by the public shareholders of the Company in the Merger, or with respect to the fairness of any such compensation.

        Duff & Phelps provided the Opinion for the use and benefit of the Board in connection with its consideration of the Merger and noted it was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent. The Opinion (i) did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the Merger; (iii) was not a recommendation as to how the Board or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction, and (iv) did not indicate that the Merger Consideration received is the best possibly attainable under any circumstances. Instead, the Opinion states whether the Merger Consideration to be received in the Merger is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the Opinion is based. Duff & Phelps did not review or advise the Board with respect to any alternative transaction.

  Summary of Financial Analyses Performed by Duff & Phelps

        Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, neither the Opinion nor Duff & Phelps' underlying analysis is susceptible to partial analysis or summary description. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps' analyses must be considered as a whole and selecting portions of its analyses and individual factors considered by it in rendering the Opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps' own experience and judgment.

        The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff and Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps' financial analyses.

Valuation Analyses

        As part of its analyses, Duff & Phelps performed an enterprise valuation analysis of the Company using generally accepted valuation methodologies. Duff & Phelps considered a selected public companies analysis and a selected merger and acquisition transactions analysis but did not rely on them due primarily to the Company's historically negative profitability and the expected high growth nature of the Company's business. Therefore, the discounted cash flow analysis was used as the primary valuation methodology.

Discounted Cash Flow Analysis

        Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the fiscal years ending December 31, 2019 through December 31, 2028. Duff & Phelps defined "free cash flow" as cash that is available to distribute to all security holders of the Company or to reinvest in the Company's businesses. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with these cash flows as well as the rates of return that investors could expect to realize on alternative investment opportunities with similar risk profiles to the Company.

        Duff & Phelps calculated the Company's projected unlevered free cash flows by taking its projected earnings before interest and taxes, subtracting taxes, adding back depreciation, and subtracting capital expenditures and the investment in net working capital. Duff & Phelps calculated the terminal value in 2028 using a perpetuity growth formula by capitalizing the normalized fiscal year ending 2028 free cash flow using a 3.0% terminal growth rate.

        For purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which provided a financial forecast for the fiscal years ending December 31, 2019 through December 31, 2028. The Management Projections assumed that the Company would have access to the capital required to execute its business plan; however, UQM Management indicated to Duff & Phelps that the Company on a stand-alone basis did not presently have access to such capital.

        Duff & Phelps used a multi-stage discounted cash flow analysis that used three discount rates that were matched to the risk of the cash flows and terminal value to which they were applied. The three stages and corresponding discount rates are described below:

  •
  High-growth stage: Based on the Management Projections, the Company's near-term growth is primarily attributable to the following: (i) growing demand from customers in China and India, as the market for electric vehicles in these regions is driven by strong government pressures to deal with the staggering pollution in the countries' major cities; and (ii) the Company's recent strategic alliance with a manufacturer of commercial truck equipment and collaboration with a manufacturer of battery electric powertrains. These favorable industry dynamics and early-stage interests lead to the potential for the Company to generate significant free cash flow growth; however, a high level of risk would be associated with these cash flows due to obstacles in navigating through these countries' regulatory hurdles and from lack of expected volume fruition after prototype test deliveries. Based on these factors, Duff & Phelps in its professional judgment selected a discount rate range of 30.0% to 35.0%, representing a mid-stage venture capital return, for the Company's projected high-growth stage through fiscal 2023;

  •
  Stable-growth stage : Based on the Management Projections, the Company's growth rate is expected to gradually moderate from the fiscal year ending 2024 to the fiscal year ending 2028 as the Company establishes a track record and market share. Accordingly, the riskiness of the free cash flows during this stage is expected to decline, and as such, Duff & Phelps in its professional judgment selected a discount rate range of 20.0% to 25.0%, which represents a late-stage venture capital return, for the stable-growth stage from the fiscal year ending 2024 to the fiscal year ending 2028; and

  •
  Normalized-growth stage: Based on the Management Projections, the terminal period cash flows represent a normalized level of expected operations going forward into perpetuity. The terminal value for the Company was estimated utilizing a discount rate range commensurate with the Company's weighted average cost of capital, which was calculated utilizing the Capital Asset Pricing Model, in the terminal period of 13.0%.

        Based on these assumptions, the discounted cash flow analysis indicated an estimated enterprise value for the Company of approximately $75.6 million to approximately $102.0 million.

        Based on the estimated enterprise value range for the Company summarized above, Duff & Phelps also calculated implied multiples of enterprise value of the Company to the Company's:

  •
  estimated revenue for fiscal year 2018 (referred to as "2018E Revenue");

  •
  estimated revenue for fiscal year 2019 (referred to as "2019E Revenue");

  •
  projected revenue for fiscal year 2020 (referred to as "2020P Revenue");

  •
  projected revenue for fiscal year 2021 (referred to as "2021P Revenue");

  •
  earnings before interest, taxes, depreciation, amortization, public company expenses and previously granted option expenses ("Adjusted EBITDA") for the fiscal year 2020 (referred to as "2020P Adjusted EBITDA"); and

  •
  projected Adjusted EBITDA for fiscal year 2021 (referred to as "2021P Adjusted EBITDA").

        This analysis indicated the following:

Implied Enterprise Value Multiples
2018E Revenue	5.02x - 6.77x
2019E Revenue	3.79x - 5.12x
2020P Revenue	2.35x - 3.17x
2021P Revenue	1.41x - 1.91x
2020P Adjusted EBITDA(1)	15.3x - 20.6x
2021P Adjusted EBITDA(1)	6.2x - 8.4x

(1)
Adjusted EBITDA excludes public company expenses and previously granted option expenses

Selected Public Companies Analysis

        Duff & Phelps compared certain financial performance metrics of the Company to corresponding data and ratios from seven publicly traded companies in the electric vehicle component manufacturing industry and five publicly traded companies in the automotive parts and equipment supplier industry (collectively, the "selected public companies"). The selected public companies reviewed were:

Electric Vehicle Component Manufacturers

  •
  Ballard Power Systems Inc.;

  •
  CBAK Energy Technology, Inc.;

  •
  Kandi Technologies Group, Inc.;

  •
  Power Solutions International, Inc.;

  •
  Westport Fuel Systems Inc.;

  •
  Workhorse Group Inc.; and

  •
  Zhuhai Enpower Electric Co., Ltd.

Automotive Suppliers

  •
  Allison Transmission Holdings, Inc.;

  •
  BorgWarner Inc.;

  •
  Cummins Inc.;

  •
  Delphi Technologies PLC; and

  •
  Meritor, Inc.

        Although none of these selected public companies is directly comparable to the Company, Duff & Phelps reviewed these companies based on their relative similarity, primarily in terms of business model and primary customer end markets, to the Company. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected public companies.

        The table below summarizes certain observed trading multiples and historical and projected financial performance of the selected public companies as of January 17, 2019. The revenue and EBITDA estimates for 2019 and projected 2020 and 2021 in the table below for the selected public companies were derived based on information for the 12-month periods ending closest to the Company's 2019, 2020, and 2021 fiscal years for which information was available. Duff & Phelps determined, in its professional judgement, that certain metrics could not be calculated (which is referred to as NA) or were not meaningful (which is referred to as NM).

		Selected Public Companies
	Company(1)	Mean	Median
Revenue Growth
3-YR CAGR	45.1%	15.0%	5.8%
LTM	93.7%	21.3%	22.5%
2019E	32.3%	18.1%	11.0%
2020P	61.4%	12.5%	2.1%
2021P	66.4%	5.4%	1.3%
EBITDA Growth
3-YR CAGR	NM	–3.7%	5.5%
LTM	NM	5.7%	10.0%
2019E	NM	19.4%	13.6%
2020P	NM	11.6%	–5.8%
2021P	145.5%	12.4%	4.7%
EBITDA Margin
3-YR AVG	–56.1%	–5.8%	11.4%
LTM	–26.0%	5.0%	11.5%
2019E	–6.4%	14.4%	15.3%
2020P	15.4%	16.6%	13.7%
2021P	22.7%	18.3%	15.3%
Enterprise Value as a Multiple of
LTM EBITDA		10.0x	6.9x
2019E EBITDA		6.3x	5.8x
2020P EBITDA		5.8x	5.5x
2021P EBITDA		5.6x	5.1x
LTM Revenue		2.61x	1.26x
2019E Revenue		2.32x	0.96x
2020P Revenue		1.59x	0.91x
2021P Revenue		1.20x	0.76x
LTM = Last Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Enterprise Value = as applicable, market capitalization of common stock, plus management equity, plus indebtedness, plus liquidation preference of preferred stock, plus minority interest, minus cash & equivalents, minus non-operating assets

(1)
LTM represents the Company's fiscal year end 2018 performance

Source: S&P Capital IQ, SEC filings and company filings

Selected Mergers and Acquisitions Transactions Analysis

        Duff & Phelps reviewed the target companies involved in thirteen selected merger and acquisition transactions listed in the below table (collectively, the "selected transactions"). The selection of these transactions was based, among other things, on the target company's industry, the relative size of the transaction compared to the Merger, and the availability of public information related to the selected transaction.

Date of Announcement	Target	Acquiror
October 22, 2018	Magnetti Marelli S.p.A.	CK Holdings Co. Ltd.
July 30, 2018	Drive Systems Segment of Oerlikon Group	Dana Incorporated
April 10, 2018	Federal-Mogul LLC	Tenneco Inc.
March 7, 2018	Stevens Holding Company, Inc.	Altra Industrial Motion Corp.
July 14, 2017	Sevcon, Inc.	BorgWarner Inc.
January 19, 2017	PKC Group Oyj	Motherson Sumi Systems Ltd.
November 22, 2016	Calsonic Kansei Corporation	KKR & Co. L.P.
June 6, 2016	AMK Holding GmbH & Co. KG	Zhongding Holding Europe GmbH
July 30, 2015	HellermanTyton Group PLC	Delphi Automotive PLC
July 12, 2015	Remy International, Inc.	BorgWarner Inc.
May 21, 2015	Fuel Systems Solutions, Inc.	Westport Fuel Systems Inc.
February 19, 2015	Delphi Automotive, Thermal Business	MAHLE Behr GmbH & Co. KG
April 1, 2014	Professional Power Products, Inc.	Power Solutions International, Inc.

        For each of the selected transactions for which public information was available, Duff & Phelps calculated the enterprise value of the target company implied by each such transaction by the target company's LTM EBITDA and LTM Revenue.

        This analysis indicated (i) enterprise value to LTM EBITDA multiples ranging from 4.8x to 18.4x, with a median of 8.7x and a mean of 9.6x, and (ii) enterprise value to LTM revenue multiples ranging from 0.17x to 3.16x, with a median of 0.82x and a mean of 1.29x.

        Duff & Phelps noted that the Company is still experiencing significant growth and its Adjusted EBITDA margins have not yet normalized. For this reason, the selected public companies analysis and selected mergers and acquisitions transactions analysis were primarily utilized to assess the reasonableness of the Company's implied enterprise value multiples derived from the discounted cash flow analysis and summarized above, and were for informational purposes only.

        None of the selected public companies or the target companies in the selected mergers and acquisitions transactions analysis is identical to the Company, and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies or the companies that were acquired in the selected mergers and acquisitions transactions analysis and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to the Company.

Valuation of Federal Net Operating Losses

        The Company has generated net operating losses that could be used to offset future taxable income. These tax benefits would be significantly limited in a change of control transaction; however, these tax benefits have incremental value to the Company and were included in Duff & Phelps' analysis. Because the Company expects to generate taxable income in the projection period based on the Management Projections, the effective federal net operating loss carryforward use was projected by the Company's management subject to limitation under Internal Revenue Code Section 382. The federal tax savings associated with this tax shield were discounted at the Company's estimated weighted average cost of capital as calculated using the Capital Asset Pricing Model.

Summary of Analyses

        The range of indicated enterprise values for the Company derived from the discounted cash flow analysis was approximately $75.6 million to approximately $102.0 million. Duff & Phelps' concluded enterprise value does not include the selected public companies analysis or the selected mergers and acquisitions transactions analysis, as described above. Duff & Phelps observed that the enterprise value multiple range implied by the discounted cash flow value range was within or above the multiple range observed for the selected public companies and the selected transactions, as indicated in the following table:

	Selected Public Companies Enterprise Value Multiple Range	Selected Transactions Enterprise Value Median Multiple	DCF Enterprise Value Implied Multiple Ranges
2018E Revenue	0.57x - 7.83x	0.82x	5.02x - 6.77x
2019E Revenue	0.56x - 7.22x	NA	3.79x - 5.12x
2020P Revenue	0.17x - 5.43x	NA	2.35x - 3.17x
2021P Revenue	0.39x - 3.76x	NA	1.41x - 1.91x

        Based on the concluded enterprise value range, Duff & Phelps estimated the range of common equity value of the Company to be approximately $74.3 million to approximately $97.9 million by adjusting the enterprise value as follows:

  •
  Adding the Company's cash and equivalents of approximately $2.2 million as of December 31, 2018, as provided by the Company's management;

  •
  Adding the present value of the federal net operating loss tax benefits, as provided by the Company's management, ranging from approximately $2.9 million to approximately $3.3 million;

  •
  Subtracting the Company's indebtedness of approximately $4.7 million as of December 31, 2018, as provided by the Company's management; and

  •
  Subtracting the intrinsic value of the Company's outstanding options and warrants, as provided by the Company's management, ranging from approximately $1.7 million to approximately $4.9 million.

Summary Conclusion

        Based on the foregoing analyses and the number of outstanding Company Shares as of October 29, 2018, as provided by the Company's management, Duff & Phelps estimated the implied value of each Company Share to range from approximately $1.37 to approximately $1.80. Duff & Phelps noted that the Merger Consideration of $1.71 per Company Share was within the range of the per share values indicated by its analysis.

        The Opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board.

Miscellaneous

        The issuance of the Opinion was approved by Duff & Phelps' fairness review committee.

        Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions, in connection with mergers and acquisitions, leveraged buyouts, going-private transactions and recapitalization transactions. Since 2005, Duff & Phelps has rendered over 845 fairness opinions in transactions aggregating more than $334 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

        For its services in connection with the delivery of the Opinion to the Board, the Company agreed to pay Duff & Phelps a fee in the amount of $250,000, half of which became payable upon execution of its engagement letter and the balance of which became payable when it informed the Board that it was prepared to deliver the Opinion. The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm's length, and the Board was aware of these fee arrangements. No portion of Duff & Phelps' fee was contingent upon either the conclusion expressed in the Opinion or whether or not the Merger is successfully consummated. The Company has also agreed to pay Duff & Phelps' reasonable out-of-pocket expenses and to provide customary indemnification.

        In 2016, Duff & Phelps provided a fairness opinion to the Board in connection with the Company's proposed transaction with Hybrid Kinetic (the "Prior Engagement"). For the Prior Engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification. Other than in connection with its engagement letter dated December 26, 2018 and the Prior Engagement, during the three years preceding the date of the Opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Financing Conditions

        The Merger is not conditioned upon the receipt of financing by Danfoss or Merger Sub. Danfoss and Merger Sub have or will obtain prior to the Effective Time cash and cash equivalents which will be sufficient to fund the Merger Consideration and other amounts required to be paid under the Merger Agreement and to pay all related fees and expenses required to be paid by Danfoss in connection with the Merger.

Interests of the Company's Directors and Executive Officers in the Transaction

        General.    None of the directors of UQM have any interest in Danfoss or any relationship with Danfoss other than from association with Danfoss and its executives through the course of the negotiation of the Merger Agreement. However, in considering the recommendation of our Board with respect to the Merger Proposal and the Advisory Compensation Proposal, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of shareholders generally. Interests of our directors and executive officers may be different from or in addition to the interests of shareholders for the following reasons, among others:

  •
  potential employment of our executive officers following the Merger;

  •
  the accelerated vesting and/or cash-out of Company equity awards held by them;

  •
  potential change in control severance compensation and benefits payable to them under existing agreements with certain officers of the Company; and

  •
  our directors' and officers' rights under the Merger Agreement to ongoing indemnification and insurance coverage.

        The members of the Board were aware of such different and additional interests and considered those interests, among other matters, in negotiating, evaluating and approving the Merger and the Merger Agreement, and in recommending to shareholders that the Merger Proposal be approved. See the section entitled "The Merger (Proposal 1)—The Recommendation of UQM's Board and UQM's Reasons for the Merger." Shareholders should take these interests into account in deciding whether to vote "FOR" the Merger Proposal and the Advisory Compensation Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative tables below.

        Employment Arrangements.    Following the closing of the Merger, UQM's existing management will continue as the management of UQM, subject to such subsequent election or removal of such member of management as are approved by the Company's Board following the closing of the Transaction. Mr. Mitchell and our other executive officers are parties to employment agreements with the Company, each with terms that end on December 31, 2019. The agreements will thereafter automatically renew on generally the same terms and conditions for successive twenty-four (24) month periods, unless either party to the applicable agreement gives written notice of non-renewal to the other party at least sixty (60) days prior to December 31, 2019 or any such renewal term then in effect. The agreements for these officers contain certain severance provisions, including severance provisions arising from a change in control of the Company.

        Treatment of Company Equity Awards.    Each of the employment agreements with our executive officers provides certain rights in certain circumstances to our executive officers upon a change in control of the Company. Consummation of the Merger would constitute a change of control pursuant to the terms of the employment agreements. Upon a change in control of the Company, all stock options and unvested restricted stock awards held by our executive officers will immediately and automatically vested under the terms of the employment agreements.

        The following table sets forth the cash consideration that each of the Company's directors and executive officers would be entitled to receive in respect of any outstanding stock options and unvested restricted stock held by the executive officer or director as of March 4, 2019, taking into account any regularly scheduled vesting and settlement of awards on or prior to the Effective Time. The values shown were calculated assuming (i) that the price per Company Share was $1.71, which equals the per share Merger Consideration, (ii) that no additional equity-based awards will be granted to any directors or executive officers between the date of the Merger Agreement and the Effective Time, and (iii) that all stock options held by each director or executive officer remain unexercised immediately prior to the Effective Time.

Name	Number of Company Shares Subject to Options	Total Consideration for Options	Number of Shares of Unvested Restricted Stock	Total Consideration for Unvested Restricted Stock	Aggregate Consideration for Equity Awards
Joseph R. Mitchell	766,872	$560,987	69,831	$119,411	$680,398
David I. Rosenthal	441,147	$318,994	33,770	$57,747	$376,741
Adrian P. Schaffer	391,250	$285,166	26,515	$45,341	$330,507
Josh M. Ley	283,378	$205,517	20,308	$34,727	$240,244
Donald W. Vanlandingham	106,966	$73,379	—	$—	$73,379
Stephen J. Roy	140,382	$107,829	—	$—	$107,829
Joseph P. Sellinger	118,346	$60,706	—	$—	$60,706
John E. Sztykiel	89,162	$60,706	—	$—	$60,706

        Severance Agreements.    If the executive's employment is terminated by the Company without cause, other than upon a change in control event, the executive will be paid a lump sum equal to six months' base salary (twenty-four months' base salary in the case of Mr. Mitchell, because Mr. Mitchell's employment agreement mandates that, in the event of termination, Mr. Mitchell would be prohibited from working with any competitor for twenty-four months). Further, each executive's employment agreement provides that if a Change in Control Event (as defined in the agreement) occurs and, if within the twenty-four month period immediately following such event, (a) the Company or its successor terminates an Officer's employment without cause, or (b) an officer terminates his employment on account of a "Material Change" (as defined in the Agreements), such officer shall be entitled to: (i) vested employment benefits, if any; and (ii) a cash payment equal to twenty-four months (in the case of Mr. Mitchell) or twelve months (in the case of Messrs. Rosenthal and Schaffer) of such officer's then base salary plus the average annual discretionary cash bonus paid to such officer for the preceding three calendar years plus an amount equal to the product of (y) 66% and (z) six times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by such Officer immediately prior to the termination date. In addition, all outstanding but unvested options and restricted stock awards of the Company held by such officer will become fully vested and exercisable for the remainder of their original term. For an estimate of the amounts that would become payable to the Company's executive officers upon a qualifying termination of employment immediately following consummation of the Merger, see "—Golden Parachute Compensation" below.

        Golden Parachute Compensation.    As required by Item 402(t) of Regulation S-K, the following table sets forth, for our named executive officers, compensation that is based on or otherwise relates to the Merger and that will become payable (in the case of "single trigger" arrangements) and those that may (in the case of "double trigger" arrangements) become payable to or realized by such individuals. For purposes of this proxy statement, our "named executive officers" are those individuals who are identified as named executive officers in our proxy statement for the 2018 annual meeting of shareholders, which proxy statement was filed with the SEC on September 5, 2018.

        The estimated potential payments in the table below are based on (i) per share Merger Consideration of $1.71, unless otherwise noted; (ii) base salary, target bonus levels, and equity award holdings as of December 31, 2018; (iii) the Merger closing on April 30, 2019 (the assumed date of the closing of the Merger solely for purposes of this golden parachute compensation disclosure); and (iv) a termination of each executive officer by the Company without "cause" or by the executive within twenty-four months (in the case of Mr. Mitchell) or twelve months (in the case of Messrs. Rosenthal, and Schaffer) thirty days following the consummation of the Merger. Depending on when the Merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with the Company, independent of the Merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the Merger. As a result, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Name	Cash ($)(1)	Unvested Restricted Shares ($)(2)	Unvested Options ($)(3)	Benefits ($)(4)	Total ($)
Joseph R. Mitchell	839,264	119,411	289,876	8,156	1,256,708
David I. Rosenthal	183,305	57,747	140,823	8,058	389,933
Adrian P. Schaffer	166,777	45,341	104,544	5,624	322,285

(1)
The amounts in this column reflect the cash severance payments payable to each of Messrs. Mitchell, Rosenthal, and Schaffer in the event of a qualifying termination of employment. Pursuant to the terms of our employment agreements with each of Messrs. Mitchell, Rosenthal, and Schaffer the amount represents double-trigger cash severance equal to the sum of : (i) annual base salary, (ii) pro rata performance bonus for the year of his termination, and (iii) accrued but unused vacation as of December 31, 2018. The date chosen to calculate accrued vacation was chosen solely for purposes of calculating cash severance amounts for this proxy statement. The actual amount paid for accrued vacation will vary depending on the date of termination and the amount of vacation taken, if any, between the date listed above and the actual termination date. The section entitled "—Interests of the Company's Directors and Executive Officers in the Merger", provides more information on the payment of cash severance to each of the executive officers, including whether such amount will be paid in lump sum or in installment payments. We use the term "single-trigger" to refer to vesting or payment events that will occur solely as a result of the consummation of the Merger. We use the term "double-trigger" to refer to vesting or payment events that will occur as a result of the occurrence of both the consummation of the Merger and the relevant individual subsequently experiencing a qualifying termination of employment.

(2)
This single trigger payment represents the value of all unvested Company restricted shares that will be fully vested and free of any restrictions, and, by virtue of the Merger, each Company restricted share shall be treated as a Company share for purposes of the Merger Agreement, including the right to receive Merger Consideration.

Executive Officer	Unvested Restricted Shares (Single Trigger) (#)	Unvested Restricted Shares (Single Trigger) ($)
Joseph R. Mitchell	69,831	119,411
David I. Rosenthal	33,770	57,747
Adrian P. Schaffer	26,515	45,341
(3)
This single trigger payment represents the value of all vested Company options that will be cancelled and converted into the right to receive an amount in cash, if any, equal to the product of (1) the number of Company Shares issuable upon the exercise of the Company option, multiplied by (2) the excess, if any, of the Merger consideration over the exercise price of such Company option.

Executive Officer	Unvested Options (Single Trigger) (#)	Unvested Options (Single Trigger) ($)
Joseph R. Mitchell	463,356	289,876
David I. Rosenthal	224,582	140,823
Adrian P. Schaffer	171,558	104,544
(4)
This double trigger payment represents the value of the medical plan premiums required for COBRA continuation coverage for each of the executive officers and his eligible dependents for one year following termination. These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost and incremental costs for the portion of the premiums that the Company pays. The estimated amounts are provided because of certain Health Insurance Portability and Accountability Act of 1996 (HIPAA) privacy regulations and are expected to be close to the true rate for each individual.

        Indemnification and Insurance.    The Merger Agreement provides that, after the Effective Time, to the fullest extent permitted by applicable law, Danfoss will cause the surviving corporation to honor all of all rights to indemnification, advancement of expenses and exculpation now existing in favor of each person who is, or has been, or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each an "Indemnified Party") provided in the Company's articles of incorporation and bylaws, in each case, as in effect on January 21, 2019, including provisions relating to the advancement of expenses incurred in the defense of any action, suit, or proceeding, or as permitted under applicable law, for a period of not less than six years after the Effective Time.

        In addition to the surviving corporation's indemnification obligations described above, prior to the Effective Time, Danfoss will purchase a "tail" officers' and directors' liability insurance policy, which by its terms will survive the Merger and shall provide each Indemnified Party with coverage for not less than six years following the Effective Time with at least the same coverage and amounts and containing terms and conditions no less favorable to the Indemnified Parties than the terms of the directors' and officers' liability insurance policy currently maintained by the Company.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of Company Shares whose Company Shares are exchanged for cash pursuant to the Merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations ("Treasury Regulations"), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

        This discussion applies only to holders of Company Shares who hold such Company Shares as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder's particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of common stock as part of a straddle, constructive sale, or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and holders who acquired their Company Shares through the exercise of employee stock options or other compensation arrangements). Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the "Medicare" tax on certain net investment income, or the alternative minimum tax.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of common stock that is for U.S. federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source.

        For purposes of this discussion, a "non-U.S. Holder" is a beneficial owner of common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

        Holders of Company Shares are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

        Consequences to U.S. Holders.    The receipt of cash by U.S. Holders in exchange for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder's adjusted tax basis in such Company Shares.

        Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of common stock pursuant to the Merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period in its shares of common stock is more than one year on the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

        Consequences to Non-U.S. Holders.    Subject to the discussion below in "—Information Reporting and Backup Withholding," a non-U.S. Holder who receives cash in exchange for its Company Shares in the Merger generally will not be subject to U.S. federal income tax on gain recognized on such exchange unless:

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  such gain is effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States);

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  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and certain other conditions are satisfied; or

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  the non-U.S. Holder's common stock constitutes a "United States real property interest" as defined in the Code (a "USRPI").

        A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for common stock in the Merger. A non-U.S. Holder that is a corporation may also be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Gain recognized with respect to shares of common stock surrendered in the Merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty) but may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

        With respect to the third bullet above, the non-U.S. Holder's common stock will not be treated as a USRPI unless the Company is or has been a "United States real property holding corporation," as defined in the Code (a "USRPHC"), at any time during the five-year period ending on the date of the Merger or the non-U.S. Holder's holding period, whichever period is shorter. We do not believe that we have been or will become a USRPHC at any time during the five-year period ending on the date of the Merger. Further, even if contrary to our expectation, the Company were treated as a USRPHC at any time during the applicable period, the non-U.S. Holder's Company Shares will not be treated as a USRPI unless (1) such series of common stock exchanged in the Merger was not regularly traded on an established securities market (within the meaning of Section 1.897-9T(d) of the Treasury Regulations) prior to the Merger, or (2) such holder owned, actually or constructively, more than five percent of such series of common stock during the applicable period described above. If a non-U.S. Holder's common stock constitutes a USRPI, such non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. Holder.

        Information Reporting and Backup Withholding. Payments made in exchange for shares of common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding with respect to cash payments to the non-U.S. Holder pursuant to the Merger if the non-U.S. Holder has provided an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. Holder's gain is effectively connected with the conduct of a U.S. trade or business).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

        This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Company Shares should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Regulatory Approvals

        The consummation of the Transaction is conditioned upon receipt of the approval of CFIUS.

Litigation Relating to the Merger

        Between February 20, 2019 and March 5, 2019, six shareholder complaints were filed in Colorado court relating to the proposed Merger. On February 20, 2019, a putative shareholder class action complaint captioned Carter v. UQM Technologies, Inc., et. al., (the "Carter Complaint") was filed in the United States District Court for the District of Colorado against the Company and the members of its board of directors. The CARTER Complaint alleges that the Company directors breached their fiduciary duties and the Company aided and abetted in the breach of fiduciary duties in connection with the negotiation and approval of the merger agreement by failing to maximize shareholder value, and it brings claims under Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on alleged failure to disclose material information in the February 22, 2019 preliminary proxy statement on Schedule 14(A) filed with the Securities and Exchange Commission. The Carter Complaint seeks to enjoin the Company and the directors and Company from proceeding with the stockholders meeting to vote on the Merger proposal and to otherwise enjoin the directors from consummating the merger, an accounting by the defendants for alleged damages sustained as a result of the alleged failure to meet their fiduciary duties, and plaintiff's costs and attorneys' and experts' fees.

        On February 22, 2019, a putative shareholder class action complaint captioned Franchi v. UQM Technologies, Inc., et al., (the "Franchi Complaint") was filed in state District court in Weld County, Colorado against the Company and the members of its board of directors. The Franchi Complaint asserts claims for (i) breach of fiduciary duty by the directors; (ii) indemnification by the Company to the plaintiff class; (iii) an injunction against the proposed merger; (iv) breach of fiduciary duty as a derivative action; and (v) waste of corporate assets against the individual directors on behalf of the Company. The Franchi Complaint seeks, among other things, certification of a plaintiff class, injunctive relief ordering the directors to fulfill their fiduciary duties to the Company and class, an accounting by the defendants for alleged damages sustained as a result of the alleged failure to meet their fiduciary duties, and plaintiff's costs and attorneys' and experts' fees. The Defendants accepted service of the Franchi Complaint on February 26, 2019.

        On February 25, 2019, a plaintiff shareholder complaint captioned Lopez v. UQM Technologies, et al.(the "Lopez Complaint") was filed in the United States District Court for the District of Colorado. The Defendants accepted service of the Lopez Complaint on February 26, 2019. On March 1, 2019, a plaintiff shareholder complaint captioned ETS Logistics, Inc. v. UQM Technologies, et al., (the "ETS Complaint") was filed in the United States District Court for the District of Colorado. On March 5, 2019, a putative shareholder class action complaint captioned Poston v. UQM Technologies, et al., (the "Poston Complaint") was filed in the United States District Court for the District of Colorado. Also on March 5, 2019, a putative shareholder class action complaint captioned Arukala v. UQM Technologies, et al., (the "Arukala Complaint") was filed in the United States District Court for the District of Colorado. The Lopez Complaint, the ETS Complaint, the Poston Complaint, and the Arukala Complaint bring claims under Section 14(a) and Section 20(a) of the Exchange Act based on alleged failure to disclose material information in the February 22, 2019 preliminary proxy statement filed with the Securities and Exchange Commission. The class action complaints seek, among other things, certification of a plaintiff class, and each of the Lopez Complaint, ETS Complaint, Poston Complaint, and Arukala Complaint seeks injunctive relief to prevent the parties from proceeding with, consummating, or closing the Merger Agreement and the subsequent merger contemplated by the Merger Agreement unless allegedly omitted material information is disclosed in the proxy; an accounting by the defendants for alleged damages sustained by the plaintiffs; and unspecified plaintiff's costs and attorneys' and experts' fees.

        The Company believes each of the claims asserted in the above captioned complaints relating to this Merger are without merit and the Company and its directors intend to vigorously contest them.

THE MERGER AGREEMENT

        The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is intended to be summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this Proxy Statement and any documents incorporated by reference herein, before making any decisions regarding the Transaction. Terms capitalized but not defined in this "Merger Agreement" section have the meanings ascribed to such terms in the Merger Agreement.

The Merger

        Under the Merger Agreement, Merger Sub will be merged with and into Company and, as a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company and become a wholly owned subsidiary of Danfoss. As the surviving company, the separate corporate existence of the Company, and all of its property, rights, privileges, immunities, powers, and franchises will continue unaffected by the Merger.

        Unless the Merger Agreement is terminated pursuant to its terms, the closing of the Merger will occur no later than three business days following satisfaction or waiver (to the extent permitted under the Merger Agreement) of all the conditions set forth in the Merger Agreement and described below under "Conditions to Closing the Merger", or at such other time as agreed in writing by the parties.

        The Merger will become effective upon the filing of a statement of merger with the Secretary of State of the State of Colorado and a certificate of merger with the Secretary of State of the State of Delaware, or at such time specified therein.

Effect of Merger on Capital Stock

        Under the terms of the Merger Agreement, at the Effective Time, each issued and outstanding Company Share, other than shares owned by Danfoss, Merger Sub, or any wholly owned subsidiary of the Company, or held in the Company's treasury (and excluding any shares subject to dissenters' rights), will be cancelled and converted into the right to receive the Merger Consideration of $1.71 per share in cash, without interest.

        At the Effective Time, each issued and outstanding Company Share held by Danfoss, Merger Sub, or any wholly owned subsidiary of the Company, or held in the Company's treasury, will be cancelled and will cease to exist and no consideration will be delivered in exchange for such shares.

        At the Closing, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one newly issued, fully paid, and non-assessable share of common stock of the Company.

Treatment of Company Equity Awards

        Stock Options.    Each option to purchase Company Shares that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will be cancelled and converted into the right to receive from Danfoss and the Company, an amount in cash, without interest, equal to the product of (i) the aggregate number of Company Shares underlying such option, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such option, less applicable withholding taxes. In the event that the per share exercise price of such option is equal to or greater than the Merger Consideration, such option will be cancelled as of the Effective Time without payment or right to payment therefor.

        Restricted Shares.    Restricted shares that are not vested immediately prior to the Effective Time will automatically vest in full and free of any restrictions immediately prior to the Effective Time, and will be treated as Company Shares for all purposes of the Merger Agreement, including being cancelled and converted automatically at the Effective Time into the right to receive the Merger Consideration, subject to applicable withholding tax.

        Warrants.    Warrants that are outstanding at the Effective Time will be cancelled and the holders thereof will be issued replacement warrants exercisable for an amount in cash equal to (i) the aggregate number of Company Shares underlying such warrants, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable warrant. In the event that the per share exercise price of the applicable warrant is equal to or greater than the Merger Consideration, such warrant will be cancelled as of the Effective Time without payment or right to payment therefor.

Payment for the Company Shares and Company Equity Awards in the Merger

        At or prior to the Effective Time, Danfoss will deposit or cause to be deposited with the paying agent sufficient cash to pay to the holders of the Company Shares the Merger Consideration of $1.71 per share. Promptly after the Effective Time, Danfoss will cause the paying agent to send to each record holder of Company Shares that were converted into the right to receive the Merger Consideration a letter of transmittal and instructions for use in delivering shares to the paying agent and for effecting the surrender of certificates in exchange for the Merger Consideration. Each holder of Company Shares that has been converted into the right to receive the Merger Consideration will be entitled to receive such Merger Consideration upon (i) surrender to the paying agent of a certificate, together with a properly completed letter of transmittal or (ii) receipt of an "agent's message" by the paying agent (or such other evidence, if any, that the paying agent may reasonably request) in the case of book-entry Company Shares. Until so surrendered, each certificate and book entry share representing such Company Shares will represent, after the Effective Time, only the right to receive such Merger Consideration.

Representations and Warranties

        Representations and Warranties of the Company.    The Merger Agreement contains customary representations and warranties made by the Company to Danfoss and Merger Sub that are subject to specified exceptions identified in schedules attached to the Merger Agreement. Certain of these representations and warranties are subject to knowledge qualifications, meaning those representations and warranties are true to the actual knowledge of specified officers of the Company. Certain of the representations and warranties are also subject to a "materiality" or "material adverse effect" qualification, meaning that they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the operations or financial position of the Company.

        In the Merger Agreement, the Company made representations and warranties to Danfoss and Merger Sub regarding, among other things:

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  the Company's due organization, valid existence, good standing and authority to carry on its businesses;

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  the Company's capitalization, including the number of shares of common stock and equity-based awards outstanding;

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  ownership of the Company's subsidiaries;

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  the Company's corporate power and authority to execute and deliver, and perform its obligations under, the Merger Agreement;

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  absence of conflicts with, or violations of, the Company's organizational documents, applicable laws or contracts, subject to certain exceptions;

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  the absence, with certain exceptions, of required approvals of governmental authorities to complete the Merger;

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  the proper filing of documents by the Company with the SEC and the accuracy of the information contained in those documents and conformity with generally accepted accounting principles of the Company's financial statements and no undisclosed liabilities;

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  the conduct of business, in all material respects, in the ordinary course of business since the date of its last financial statements, and the absence of a material adverse effect or certain other changes during such period;

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  the Company's intellectual property;

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  matters relating to the Company's owned and leased property;

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  the absence of certain legal proceedings, investigations and governmental orders against the Company;

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  compliance with applicable laws and the existence, effectiveness and status of necessary licenses and permits;

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  certain environmental matters;

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  certain employee benefits matters, including matters related to employee benefit plans;

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  compliance with certain employment and labor matters;

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  certain tax matters;

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  insurance matters;

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  compliance with, and enforceability of certain material contracts;

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  the information to be included in this proxy statement;

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  matters relating to the fairness opinion from Duff & Phelps, LLC;

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  the absence of any undisclosed brokerage or finder's fees; and

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  compliance with customs and international trade laws.

        Representations and Warranties of Danfoss and Merger Sub.    The Merger Agreement also contains customary representations and warranties made by Danfoss and Merger Sub to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement including knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which Danfoss and/or Merger Sub did not have knowledge. The representations and warranties of Danfoss and Merger Sub relate to, among other things:

  •
  their due organization, valid existence, good standing and authority to carry on their businesses;

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  their corporate power and authority to execute and deliver, and perform its obligations under, the Merger Agreement, and the enforceability of the Merger Agreement;

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  absence of conflicts with, or violations of, their organizational documents, applicable laws or contracts, subject to certain exceptions;

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  the absence, with certain exceptions, of required approvals of governmental authorities to complete the Merger;

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  the availability of sufficient funds to consummate the Merger contemplated by the Merger Agreement;

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  the absence of certain legal proceedings, investigations and governmental orders against them;

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  that the acquisition of shares of the Company's common stock is solely for Danfoss' own account and not with a view to resell or distribute such shares;

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  the independent investigation of the Company and its business and the absence of reliance by Danfoss on any representation, warranty or other statement by any person on behalf of the Company other than the representations and warranties expressly set forth in the Merger Agreement, and acknowledgement that Danfoss has been provided access to all personnel, properties, books and records and other documents as necessary to make its decision to enter into the Merger; and

  •
  the absence of any undisclosed brokerage or finder's fees.

        Non-Reliance.    Holders of Company Shares and other investors in the Company are not third-party beneficiaries under the Merger Agreement and should not rely on the representations and warranties or any description of such representations and warranties as characterizations of the actual state of facts or condition of the Company, Danfoss, Merger Sub, or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, Danfoss, Merger Sub, or any of their subsidiaries or affiliates.

Covenants of Business Pending the Closing

        Under the Merger Agreement, during the period from the date of the Merger Agreement until the Closing Date (the "Interim Period"), the Company has agreed to, and has agreed to cause its subsidiaries to, conduct its business in the ordinary course of business, consistent with past practice, and to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries' business organization, services of its and its subsidiaries' current officers and employees, and to preserve its and its subsidiaries' relationship with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company and its subsidiaries.

        In addition, the Company has agreed, during the Interim Period, not to, or to permit any of its subsidiaries to, without the prior written consent of Danfoss (not to be unreasonably withheld, conditioned, or delayed):

  •
  amend or propose any amendment to its organizational documents;

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  split, combine, or reclassify any Company Shares or other equity interests

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  repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Shares or other equity interests

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  declare, set aside, or pay any dividend or distributions with respect to Company Shares or other equity interests, other than dividends from its direct or indirect wholly owned subsidiaries;

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  enter into any agreement with respect to the voting of any Company Shares or other equity interests;

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  issue, sell, pledge, dispose of, or encumber any Company Shares or other equity interests, other than the issuance of Company Shares upon the exercise of any outstanding stock options or warrants of the Company;

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  except as required by law or any benefit plan or contract in effect as of the date of the Merger Agreement, (1) increase employee compensation other than in the ordinary course of business consistent with past practice, (2) hire or terminate any employees with a base salary of $150,000, or whose base salary in the aggregate is at least $350,000, or (3) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee benefit plans, or make any contribution to any employee benefit plan other than contributions required by law, the terms of such employee benefit plan, or in the ordinary course of business consistent with past practice;

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  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any entity or business or make any loans, advances, or capital contributions to or investments in any other entity in excess of $100,000 in the aggregate;

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  sell, lease, license or otherwise dispose of or encumber any of its properties or assets, except in the ordinary course of business consistent with past practice,

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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  repurchase, prepay, or incur any indebtedness for borrowed money or guarantee the indebtedness of any other entity, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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  enter into, amend, modify, or terminate any of its material contracts or leases with respect to real estate;

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  institute, settle, or compromise any legal actions involving the payment of monetary damages by the Company or any of its subsidiaries of any amount exceeding $250,000, other than any legal action brought by Danfoss or Merger Sub arising out of an alleged breach of the Merger Agreement and the settlement of claims, liabilities, or obligations fully reserved against on the balance sheet of the Company;

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  make any material change in any method of financial accounting principles or practices, except as required by applicable law or a change in GAAP;

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  settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company's balance sheet;

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  make or change any material tax election, change annual tax accounting period or adopt or change any method of tax accounting;

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  amend any material tax return or file claims for material tax refunds;

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  enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or wavier of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

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  enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

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  except as permitted by the Merger Agreement, take any action to exempt any person from, or make any acquisition of Company Shares by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal (as defined below under the heading "Other Covenants and Agreements") or otherwise, except for Danfoss, Merger Sub, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

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  Abandon, allow to lapse, sell, assign, transfer, grant any security interests in, or otherwise encumber or dispose of any intellectual property of the Company, or grant any right or license to any intellectual property of the Company;

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  Terminate or modify in any material respect, or fail to renew, any material insurance policy; or

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  Agree or commit to do any of the foregoing.

Other Covenants and Agreements

        Governmental and Other Consents.    Each of the parties to the Merger Agreement have agreed to use their reasonable best efforts to obtain all regulatory or other approvals from any governmental agency. The Buyer and the Company are working jointly to apply for CFIUS approval for the Merger; provided, however, that none of Danfoss, Merger Sub, or any of their respective subsidiaries is required to (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the surviving company, Danfoss, Merger Sub, or any of their respective subsidiaries, (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the surviving company, Danfoss, Merger Sub, or any of their respective subsidiaries in any manner, or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the surviving company, Danfoss, Merger Sub, or any of their respective subsidiaries.

        Takeover Proposal.    The Company shall, and shall cause its subsidiaries to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party (other than Danfoss, Merger Sub and their respective representatives) with respect to any Takeover Proposal (as defined below) and shall use reasonable best efforts to cause any such third party in possession of non-public information in respect of the Company or any of its subsidiaries that was furnished by or on behalf of the Company and its subsidiaries to return or destroy all such information.

        The Company will not, and will cause each of its subsidiaries not to, and shall not authorize its and their officers, directors, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives, to, directly or indirectly:

  •
  solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (as defined below) or the making of any proposal that could reasonable by expected to lead to a Takeover Proposal;

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  conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

  •
  amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

  •
  enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other contract relating to any Takeover Proposal.

        Notwithstanding the foregoing, prior to the approval of the Merger Agreement and the Merger by the shareholders of the Company, the Board may (i) participate in negotiation or discussion with any third party that has made a bona fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (as defined below), (ii) furnish to such third party non-public information relating to the Company and its subsidiaries pursuant to an executed confidentiality agreement, (iii) make a Company Adverse Recommendation Change (as defined below), and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case solely to the extent the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law.

        "Takeover Proposal" means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any other person or entity (other than Danfoss and its subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement), involving any:

  •
  direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company's and its subsidiaries' consolidated assets or to which 15% or more of the Company's and its subsidiaries' net revenues or net income on a consolidated basis are attributable;

  •
  direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole;

  •
  tender offer or exchange offer that if consummated would result in any third party beneficially owning 15% or more of the voting power of the Company;

  •
  merger, consolidation, other business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such third party would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its subsidiaries, taken as a whole;

  •
  liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or

  •
  any combination of the foregoing.

        The Company has agreed to promptly (and in no event more than 24 hours) following the Company's receipt of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or for access to the business, properties, assets, books, or records of the Company or any of its subsidiaries by any third party, provide Danfoss with written notice of such Takeover Proposal or request, which notice must include a written summary of the material terms and conditions thereof (including the identity of the person making such Takeover Proposal or inquiry).

        In addition, the Company must keep Danfoss fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company must also provide Danfoss with not less than 48 hours' prior notice of any meeting of the Board at which any Takeover Proposal is expected to be considered.

        At any time prior to the approval of the Merger Agreement and the Merger by the holders of Company Shares, the Board may effect a Company Adverse Recommendation Change (as defined below) or enter into an agreement with a third party for the acquisition of the Company or substantially all of the Company's assets if:

  •
  the Company promptly notifies Danfoss, in writing, at least 5 business days prior to the making of such Company Adverse Recommendation Change (the "Superior Proposal Notice Period") or entering into such agreement, of its intention to take such action with respect to a Superior Proposal (as defined below); provided that the Superior Proposal Notice Period will be extended in the event of a material change to the applicable Takeover Proposal such that Danfoss always has at least three business days from the date of such material change to consider such revised Takeover Proposal;

  •
  the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal;

  •
  the Company shall, and shall cause its representatives to, during the Superior Proposal Notice Period, negotiate with Danfoss in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Danfoss, in its discretion, proposes to make such adjustments; and

  •
  the Board determines in good faith, after consulting with outside legal counsel and its financial advisors, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Danfoss during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

        "Superior Proposal" means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of "Takeover Proposal" to "15%" shall be "50%") that the

Board determines in good faith after consultation with outside legal counsel and the Company Financial Advisor is more favorable from a financial point of view to the holders of Company Shares than the transactions contemplated by the Merger Agreement, taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Board; and (v) any revisions to the terms of the Merger Agreement and the Merger proposed by Danfoss during the five day period before the Board is permitted to take a Company Adverse Recommendation Change.

        "Company Adverse Recommendation Change" shall mean the Board: (i) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Danfoss, the recommendation of the Board to the holders of Company Shares to adopt and approve the Merger Agreement and the Merger; (ii) failing to include the recommendation of the Board to adopt and approve the Merger Agreement and the Merger in this proxy statement; (iii) recommending a Takeover Proposal; (iv) failing to recommend against acceptance of any tender offer or exchange offer for the Company Shares within ten business days after the commencement of such offer; (v) failing to reaffirm (publicly, if so requested by Danfoss) the recommendation of the Board to approve the Merger Agreement and the Merger within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the third party making such Takeover Proposal; (vi) making any public statement inconsistent with the recommendation of the Board to approve the Merger Agreement and the Merger; or (vii) resolving or agreeing to take any of the foregoing actions.

        SEC Documents and Special Meeting.    Pursuant to the terms of the Merger Agreement and in accordance with applicable law, the Company has agreed to duly give notice of, convene, and hold a special meeting of the shareholders of the Company for the purpose of considering and taking action upon the adoption of the Merger Agreement. Unless the Board effects a Company Adverse Recommendation Change as described above under the heading "Takeover Proposal", the Board must make the recommendation that the shareholders of the Company vote to adopt and approve the Merger Agreement and effectuate the Merger.

Conditions to Closing the Merger

        Mutual Conditions:    The obligations of each party to effect the Merger are subject to satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

  •
  The Merger Agreement and Merger shall have received approval from the holders of two-thirds of the outstanding Company Shares;

  •
  All required filing must have been made and all regulatory approvals shall have been received under applicable antitrust laws;

  •
  No governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated enforced or entered any laws or regulations that make it illegal or otherwise prohibit consummation of the Merger;

  •
  CFIUS shall have granted its approval with respect to the Transaction; and

  •
  All governmental consents and approvals necessary to consummate the Merger shall have been obtained.

        Conditions to Obligations of Danfoss and Merger Sub.    The obligations of Danfoss and Merger Sub to effect the Merger are subject to satisfaction or waiver by Danfoss and Merger Sub on or prior to the Closing Date of the following conditions:

  •
  Specified representations and warranties of UQM made in the Merger Agreement shall be true and correct in all respects when made and immediately prior to the Effective Time;

  •
  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in the Merger Agreement required to be performed by or complied with by it at or prior to the Closing; and

  •
  Since the date of the Merger Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Conditions to Obligation of the Company to Close.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

  •
  Specified representations and warranties of Danfoss and Merger Sub made in the Merger Agreement shall be true and correct in all respects when made and immediately prior to the Effective Time;

  •
  Danfoss and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of the Merger Agreement required to be performed by or complied with by them at or prior to the Closing; and

  •
  Danfoss shall have delivered to UQM the officer certificate called for by Section 6.03(c) of the Merger Agreement.

Operations Following Closing of the Transaction

        After Consummation of the Merger:

  •
  The Company shall maintain the Company's primary operating facilities and research and development activities in Colorado for a period of at least two years;

  •
  Through December 31, 2019, the Company shall provide each employee of the Company (other than those employees with employment agreements with the Company) who remains employed immediately after the Effective Time and who signs an employment agreement with the Company with (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company immediately prior to the Effective Time and (ii) annual target cash bonus opportunities (excluding equity, phantom equity, change in control bonuses, and any retention bonuses), if any, which are no less than the annual target cash bonus opportunities (excluding equity, phantom equity, change in control bonuses, and any retention bonuses) provided by the Company immediately prior to the Effective Time.

  •
  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Company after consummation of the Merger and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the charter and bylaws of the Company, subject to each officer's executive employment agreement then in effect. The Company shall continue to honor the agreements in effect as of the date of the Merger Agreement.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Date by the mutual written consent of all of the parties to the Merger Agreement. In addition, either the Company or Danfoss may terminate the Merger Agreement if:

  •
  the Merger has not been consummated by October 31, 2019; provided, that the right to so terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before October 31, 2019;

  •
  upon notice to the other party if there exists any legal restraint from any governmental authority that permanently restrains, enjoins or otherwise prohibits the Merger and such order or other action is, or shall have become, final and non-appealable; provided, that the right to so terminate the Merger Agreement is not available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such law or order; or

  •
  if the Company's shareholders fail to adopt and approve the Merger Agreement and the Merger at the Special Meeting or any adjournments or postponements thereof.

        Danfoss may also terminate the Merger Agreement if:

  •
  a Company Adverse Recommendation Change has occurred or the Company has breached or failed to perform its covenants and agreements described above under the headings "Other Covenants and Agreements—Takeover Proposal" and "Other Covenants and Agreements—SEC Documents and Special Meeting"; or

  •
  there has been a breach of any representation, warranty, covenant, or agreement of the Company under the Merger Agreement such that the conditions to Closing set forth in the Merger Agreement and described above under the heading "Conditions to Closing the Merger" would not be satisfied and such breach is incapable of being cured by October 31, 2019, so long as Danfoss has given the Company 30 days prior written notice of Danfoss' intention to terminate the Merger Agreement; provided, that Danfoss will not have the right to so terminate the Merger Agreement if Danfoss is in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement which has not been cured.

        The Company may also terminate the Merger Agreement if:

  •
  prior to the approval of the Merger Agreement and the Merger by the shareholders of the Company, the Board approves the entry into an agreement with a third party with the acquisition of the Company or substantially all of its assets in compliance with the terms and conditions set forth in the Merger Agreement and described above under the heading "Other Covenants and Agreements—Takeover Proposal"; or

  •
  there has been a breach of any representation, warranty, covenant, or agreement of Danfoss or Merger Sub under the Merger Agreement such that the conditions to Closing set forth in the Merger Agreement and described above under the heading "Conditions to Closing the Merger" would not be satisfied and such breach is incapable of being cured by October 31, 2019, so long as the Company has given Danfoss 30 days prior written notice of the Company's intention to terminate the Merger Agreement; provided, that the Company will not have the right to so terminate the Merger Agreement if the Company is in material breach of any representation, warranty, covenant, or obligation under the Merger Agreement which has not been cured.

        In the event that the Merger Agreement is terminated by (i) Danfoss or the Company as a result of the Company's acceptance of a Superior Offer in compliance with the terms and conditions set forth in the Merger Agreement and described above under the heading "Other Covenants and Agreements—Takeover Proposal", or (ii) by Danfoss as a result of a breach of any representation, warranty, covenant, or other agreement of the Company set forth in the Merger Agreement as described above, the Company will be obligated to pay Danfoss a termination fee in the amount of $3,500,000 (the "Termination Fee") plus the value of the expenses actually incurred by Danfoss in connection with the Transaction up to the date of termination.

Governing Law and Dispute Resolution

        The Merger Agreement will be governed by Delaware law, and any legal suit, action or proceeding arising out of the Merger Agreement will be brought in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such legal action, in the Superior Court of the State of Delaware.

Voting and Support Agreement

        In connection with the execution and delivery of the Merger Agreement, GDG Green Dolphin, LLC, which holds approximately 7.4% of the issued and outstanding shares of the Company and each director and executive officer of the Company, in their respective capacities as stockholders of Company, have each entered into a Voting and Support Agreement with Parent and Merger Sub (each, a "Voting Agreement"), pursuant to which such stockholders have agreed, among other things, to vote their respective Company Shares (and any shares of Company common stock they may later acquire), in favor of the approval of the Merger and the adoption of the Merger Agreement and any related matters, against any Takeover Proposal and against any other action involving the Company that is intended, or would reasonably be expected to interfere with or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement.

        In addition, in the Voting Agreements each stockholder agreed to certain affirmative and negative covenants, including: to not demand appraisal of any of their Company Shares (or shares of Company common stock they may later acquire) or exercise a right to dissent from the transactions contemplated by the Merger Agreement; to refrain from sales or other transactions involving their respective Company Shares (or shares of Company common stock they may later acquire); and to not solicit, initiate, encourage or facilitate the submission by any person(s) to the Company of any Takeover Proposal or any inquiries or proposals that would reasonably be expected to lead to any Takeover Proposal.

 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER
SPECIFIED COMPENSATION (PROPOSAL 2)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide holders of Company Shares with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to our named executive officers in connection with the Merger, as disclosed in this proxy statement, including as described in the section entitled "The Merger (Proposal 1)—Interests of Certain Persons in the Merger." This vote is commonly referred to as a "say on golden parachute" vote. This non-binding, advisory proposal relates only to contractual obligations of the Company that may result in a payment to our named executive officers in connection with, or following, the consummation of the Merger, and does not relate to any new compensation or other arrangements between our named executive officers and Danfoss. As such, this proposal applies only in the event that the Merger Agreement is approved and the Merger is effected. Further, this proposal does not relate to any compensation arrangements that are or may become applicable to our directors or executive officers who are not named executive officers.

        As an advisory vote, this proposal is not binding upon the Company or our Board. Approval of this proposal is not a condition to completion of the Merger, and this vote is separate from the other proposals at the special meeting. Accordingly, you may vote to approve such other proposals to be considered and vote not to approve the Advisory Compensation Proposal, and vice versa. To the extent that we are contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote. These payments are a part of our comprehensive executive compensation program and are intended to align our named executive officers' interests with yours as stockholders by ensuring their continued retention and commitment during critical events such as the Merger, which may create significant personal uncertainty for them.

        The Board recommends that our shareholders vote "FOR" the following resolution, on a non-binding, advisory basis:

    "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in 'The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Golden Parachute Compensation', are hereby APPROVED."

 VOTE ON ADJOURNMENT (PROPOSAL 3)

        We are asking shareholders to approve a proposal for one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if we have not obtained sufficient affirmative shareholder votes to adopt the Merger Proposal. If, at the Special Meeting (or any adjournment or postponement of the Special Meeting), the number of Company Shares present in person or by proxy and voting in favor of the Merger Proposal is not sufficient to approve that proposal, we may move to adjourn the Special Meeting (or any adjournment or postponement of the Special Meeting) in order to enable our directors, officers, employees and representatives to solicit additional proxies for the adoption of the Merger Proposal. In that event, we will ask shareholders to vote only upon the Adjournment Proposal, and not the Merger Proposal. If shareholders approve the Adjournment Proposal, we could adjourn the Special Meeting, and any adjourned session or postponement of the Special Meeting, and use the additional time to solicit additional proxies.

        We retain full authority to the extent set forth in our bylaws and under the CBCA to adjourn the Special Meeting for any purpose, or to postpone the Special Meeting before it is convened, without the consent of any shareholder.

        Our Board recommends a vote "FOR" the Adjournment Proposal.

 SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

        The following table shows the ownership of the Company's common stock by (i) beneficial owners of five percent or more of the Company's common stock, (ii) each director, (iii) each of our named executive officers and (iv) all directors and executive officers as a group, as of March 4, 2019, the record date. Unless otherwise noted, each shareholder's address is the address of the Company and exercises sole voting and investment power with respect to the shares beneficially owned. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
Sinotruk (BVI) Limited(2)
Units 2102-03 Shun Tak Centre	5,347,300	9.51%
China Merchants Tower, 168 - 200 Connaught Rd. Central, Hong Kong
GDG Green Dolphin, LLC(3)
1 N. Wacker Drive, Suite 2500	4,000,000	7.12%
Chicago, Illinois 60606
GAMCO Investors, Inc.(4)
One Corporate Center	4,605,762	8.20%
Rye, NY 10580
Roger M. Kline(5)
PO Box 610102	3,419,153	6.08%
Newton, MA 02461
Joseph R. Mitchell	421,338	*
David I. Rosenthal	274,185	*
Adrian P. Schaffer	297,214	*
Donald W. Vanlandingham	245,765	*
Stephen J. Roy	227,059	*
Joseph P. Sellinger	195,666	*
John E. Sztykiel	157,210	*
Director and Executive Officers as a Group (seven persons)	1,818,437	3.23%
*Executive officer and/or director of the Company
Less than 1%

(1)
Based on 56,197,188 shares of our common stock issued and outstanding as of March 4, 2019. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of common stock of which a person has the right to acquire beneficial ownership at any time by May 3, 2019 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purpose of computing the percentage beneficially owned by any other person.

(2)
Share data based on information in an amendment to a Schedule 13D filed on October 5, 2017 with the SEC by Sinotruk (BVI) Limited. The securities reported are held by Sinotruk (BVI) Limited and China National Heavy Duty Truck Group Co. Ltd. As of September 25, 2017, the Schedule 13D indicates that Sinotruk (BVI) Limited and China National Heavy Duty Truck Group Co. Ltd. have shared voting and investment power with respect to 5,347,300 shares of common stock.

(3)
Share data based on information provided by GDG Green Dolphin, LLC. The securities reported are held by GDG Green Dolphin, LLC and Gregory D. Glyman. As of February 8, 2019, (i) GDG

  Green Dolphin, LLC had shared voting and investment power with respect to 4,000,000 shares of common stock and (ii) Gregory D. Glyman had sole voting and investment power with respect to 15,200 shares of common stock and shared voting and investment power with respect to 4,000,000 shares of common stock.

(4)
Share data based on information in a second amendment to a Schedule 13D filed on March 5, 2019 with the SEC by GAMCO Investors, Inc. and related parties. The securities reported are held by Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., and Gabelli & Company Investment Advisers, Inc. The March 5, 2019 amendment to the Schedule 13D indicates that (i) Gabelli Funds, LLC had voting and investment power with respect to 2,672,962 of the shares of common stock, (ii) GAM Asset Management Inc. had voting and investment power with respect to 1,144,500 of the shares of common stock, (iii) Teton Advisors, Inc. had voting and investment power with respect to 250,000 of the shares of common stock, and (iv) Gabelli & Company Investment Advisers, Inc. had voting and investment power with respect to 538,300 of the shares of common stock, Further, Mario Gabelli is deemed to have beneficial ownership of such securities owned beneficially by each of the foregoing persons.

(5)
Share data based on information in a Schedule 13G filed on February 25, 2019 with the SEC by Roger M. Kline.

DISSENTERS' RIGHTS OF APPRAISAL

        Under the CBCA, any holder (the "Shareholder") of shares of UQM stock who does not wish to accept the merger (the "Merger") with Danfoss has the right to dissent and to seek an appraisal of, and to be paid the fair value for, his or her shares of Common Stock, as determined by an appraiser, and provided that the holder fully complies with all applicable provisions of Article 113, Title 7, of the CBCA. A copy of Article 113 of the CBCA has been attached hereto as Annex B.

        Ensuring that appraisal rights are properly perfected can be complicated. The procedural rules are specific and must be followed precisely to be perfected. Failure to comply with the procedure may cause a termination of the appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures shareholders must follow to perfect their appraisal rights, and is qualified in its entirety by reference to Article 113 of the CBCA.

        The shareholders of the Company are entitled to vote on the proposed Merger and, if they choose to dissent, have a right to receive fair value for their shares under Colorado law. A shareholder of the Company that wishes to assert its dissenters' rights must deliver to the Company, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated, and must not vote in favor of the proposed corporate action. A shareholder who does not satisfy these requirements of subsection is not entitled to demand payment for the shareholder's shares under the CBCA.

        If the Merger is approved, the Company will give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares of stock no later than ten days after the effective date of the corporate action creating dissenters' rights. The written dissenters' notice must (i) provide that the corporate action was authorized and state the effective date or proposed effective date of the merger; (ii) identify an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited; (iii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iv) include a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; (v) set the date by which the Company must receive the payment demand and certificates for certificated shares, which date shall not be less than 30 days after the written dissenters' notice is given; and (vi) shall be accompanied by a copy of the article of Colorado law governing dissenters' rights.

        A shareholder of the Company that wishes to assert its dissenters' rights must deliver a payment demand to the Company and must deposit the shareholder's certificates for certificated shares. Unless the Company fails to provide notice to the shareholders of the Company of its dissenting shareholder rights or fails to pay for the shares on a timely basis, the demand for payment and deposit of certificates are irrevocable. The Company will pay, at the address shown on the Company's current record of shareholders, the amount the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The Company will, within 60 days, provide with the payment a copy of the Company's balance sheet as of the end of the most recent fiscal year and a statement of the Company's estimate of the fair value of the shares, an explanation of how interest was calculated and a statement of the dissenters' right to demand additional payment if the dissenter believes the amount paid is less than the fair value of the shares. The dissenter waives the right to demand payment unless such dissenter provides the Company notice within 30 days after the Company offered payment for the dissenter's shares.

        If you elect to exercise your right to dissent, you should send the notice of election to the Secretary of the Company, UQM Technologies, Inc., 4120 Specialty Place, Longmont, Colorado 80504, telephone: (303) 682-4900. A shareholder who votes against the Merger Proposal but does not otherwise provide notice of its election to dissent does not satisfy the notice requirement under the CBCA.

PROPOSALS BY SHAREHOLDERS

        If the Merger is consummated, the Company will no longer have public shareholders and, therefore, there will be no public participation in future meetings of the shareholders. However, if the Merger is not consummated, to be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by May 8, 2019 to UQM Technologies, Inc., Attn: Corporate Secretary, 4120 Specialty Place, Longmont, Colorado 80504. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals and the provisions of our Bylaws.

        Our Bylaws provide that any proposals by shareholders for the next Annual Meeting will not be acted on at the meeting unless notice thereof is received at our principal executive offices not less than 60 days or more than 90 days before the meeting. Our Bylaws also provide that nominations to the Board for the 2019 Annual Meeting may not be made by shareholders unless written notice is received by the Secretary of the Company before March 15, 2019. You should review our bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

        If we are not notified of intent to present a proposal at our 2019 Annual Meeting by 60 calendar days before the 2019 meeting date, which we expect will be within 30 calendar days of June 1, 2019, we will have the right to exercise discretionary voting authority with respect to any proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following filings with the SEC are incorporated by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

  •
  Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018; and

  •
  Current Reports on Form 8-K filed on June 8, 2018, October 19, 2018 and January 22, 2019.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

        You may read and copy any reports, statements or other information that we file with the SEC at its public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

UQM TECHNOLOGIES, INC.
4120 Specialty Place
Longmont, Colorado 80504

        If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available online at https://uqm.com/investors/financials/#sec. The information included on our website is not incorporated by reference into this proxy statement.

 ANNEX A

        The Merger Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about UQM. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in UQM's representations and warranties are qualified by information contained in a confidential disclosure schedule that UQM provided to Danfoss in connection with the Merger Agreement. Accordingly, UQM shareholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the disclosure schedule. In addition, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in UQM's public disclosures.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

DANFOSS POWER SOLUTIONS (US) COMPANY

DANFOSS-2019 MERGER SUB, INC.

and

UQM TECHNOLOGIES INC.

Dated as of January 21, 2019

A-i

A-ii

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement"), is entered into as of January 21, 2019, by and among UQM TECHNOLOGIES INC., a Colorado corporation (the "Company"), DANFOSS POWER SOLUTIONS (US) COMPANY, a Delaware corporation ("Parent"), and DANFOSS-2019 MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

        WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (i) declared this Agreement advisable, (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the Company's shareholders, (iii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (iv) directed that this Agreement be submitted for approval by the Company's shareholders at a special meeting thereof, and (v) resolved to recommend that the Company's shareholders approve this Agreement; in each case, in accordance with the Colorado Business Corporation Act, as amended (the "CBCA");

        WHEREAS, the Board of Directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Delaware General Corporation Law (the "DGCL");

        WHEREAS, the Board of Directors of Parent has unanimously: (a) determined that it is in the best interests of Parent and its stockholder, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL; and

        WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the CBCA and the DGCL, at the

Effective Time: (a) Merger Sub will merge with and into the Company (the "Merger"); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the CBCA as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the "Surviving Corporation").

        Section 1.02    Closing.    Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 10:00 a.m. EST, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Winston & Strawn, 200 Park Avenue, New York, NY, 10166 unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date."

        Section 1.03    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the Company and Parent (on behalf of Merger Sub) shall file or caused to be filed a (i) statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the Merger with the Secretary of State of the State of Colorado (the "Statement of Merger"); and (ii) certificate of merger containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Merger shall become effective at such time as is specified in the Statement of Merger and the Certificate of Merger (such time, the "Effective Time").

        Section 1.04    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

        Section 1.05    Certificate of Incorporation; By-Laws.    At the Effective Time: (a) the Amended and Restated Articles of Incorporation of the Company as amended and as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation (the "Charter") until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be in the form set forth in Exhibit B to this Agreement and, as so amended, shall be the Bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or in accordance with applicable Law.

        Section 1.06    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Charter and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the Charter and the Bylaws, subject to each officer's executive employment agreement then in effect. The Surviving Corporation shall continue to honor the agreements in effect as of the date of this Agreement.

 ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

        Section 2.01    Effect of the Merger on Capital Stock.    At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

          (a)    Cancellation of Certain Company Common Stock.    Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time ("Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

          (b)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares will be converted into the right to receive $1.71 in cash, without interest (the "Merger Consideration").

          (c)    Cancellation of Shares.    At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a "Certificate"); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a "Book-Entry Share") will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

          (d)    Conversion of Merger Sub Capital Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

        Section 2.02    Surrender and Payment.

          (a)    Paying Agent; Payment Fund.    Prior to the Effective Time, Parent shall, in consultation with the Company, identify and appoint a nationally recognized US-based financial institution as paying agent (the "Paying Agent") to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the "Payment Fund") in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

          (b)    Procedures for Surrender; No Interest.    Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

          (c)    Investment of Payment Fund.    Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements, or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

          (d)    Payments to Non-Registered Holders.    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

          (e)    Full Satisfaction.    All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

          (f)    Termination of Payment Fund.    Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)    Dissenting Shares Merger Consideration.    Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

        Section 2.03    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares (the "Dissenting Shares") of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 113 of the CBCA (the "Dissenting Shareholders"), shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 113 of the CBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 113 of the CBCA and this Section 2.03), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such rights, or if a court of competent jurisdiction determines that such holder is not entitled, to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, or if a court of competent jurisdiction determines that such holder is not entitled, to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA, such holder's shares of the Company Common Stock cease to be Dissenting Shares and shall thereupon be treated as if they are Company Common Stock converted into the right to receive, as of the Effective Time, the Merger Consideration pursuant to Section 2.01(b). The Company shall give Parent prompt notice and true and complete copies of any notices of intent to demand payment and any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such notices and demands and any other instruments served pursuant to Article 113 of the CBCA and received by the Company with respect to dissenters' rights and shall give Parent the opportunity to participate in and direct, at Parent's expense, all negotiations and Proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands or approve, authorize or commit to do any of the foregoing.

        Section 2.04    Adjustments.    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.05    Withholding Rights.    Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

        Section 2.06    Lost Certificates.    If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such customary form and reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

        Section 2.07    Treatment of Stock Options and Other Stock-Based Compensation.

          (a)    Company Stock Options.    The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a "Company Stock Option") that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall automatically be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment or right to payment therefor and shall have no further force or effect.

          (b)    Company Restricted Shares.    The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions (each, a "Company Restricted Share") that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this

  Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company Restricted Share in accordance with Section 2.05.

          (c)    Resolutions and Other Company Actions.    At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 2.07.

        Section 2.08    Treatment of Warrants.    At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock that is listed on Section 2.08 of the Company Disclosure Letter (collectively, the "Warrants") and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for an amount in cash, without interest, equal to the product of: (a) the aggregate number of shares of Company Common Stock in respect of such Warrant; multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price under such Warrant. For the avoidance of doubt, in the event that the per share exercise price under any Warrant is equal to or greater than the Merger Consideration, such Warrant shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows. Each disclosure in any section or subsection of the Company Disclosure Letter shall only qualify or modify another section or subsection of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section or subsection is reasonably apparent from the text of the disclosure made.

        Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Charter Documents.    The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the "Charter Documents"), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents in any material respect.

          (c)    Subsidiaries.    Section 3.01 (c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01 (c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

        Section 3.02    Capital Structure.

          (a)    Capital Stock.    The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock. As of the date of this Agreement: (A) 54,267,439 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); and (B) 120,732,561 shares of Company Common Stock were issued and held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

          (b)    Stock Awards.

              (i)  As of the date of this Agreement, an aggregate of 4,210,163 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the date of this Agreement, 3,671,416 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options and 538,747 shares of Company Restricted Shares were issued and outstanding. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

             (ii)  Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and the Warrants, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Warrants, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

            (iii)  Except as set forth in the Warrants, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

          (c)    Voting Debt; Warrants.    No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, "Voting Debt"). As of the date hereof, an aggregate of 4,000,000 shares of Company Common Stock are subject to, and 4,000,000 shares of Company Common Stock are reserved for issuance upon exercise of, the Warrants.

          (d)    Company Subsidiary Securities.    As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Company Subsidiary Securities").

        Section 3.03    Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

          (a)    Authority.    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or concurrence of two-thirds of all of the outstanding shares of Company Common Stock (the "Requisite Company Vote"), to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    Non-Contravention.    Except as set forth on Section 3.03(b) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (c)    Governmental Consents.    No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Statement of Merger with the Secretary of State of the State of Colorado, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iv) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition ("Antitrust Laws"), in any case that are applicable to the transactions contemplated by this Agreement; (v) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American Stock Exchange ("the NYSE American"); (vi) the CFIUS Approval, (vii) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the "Other Governmental Approvals"); and (viii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (d)    Board Approval.    The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) resolved to recommend that the Company's shareholders adopt this Agreement at the Company Stockholders Meeting, (ii) declared this Agreement advisable under Article 111-101 of the CBCA and Section 252 of the DGCL, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement, are in the best interests of the Company and the Company's shareholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, and (v) directed that the approval of this Agreement be submitted for consideration by the Company's shareholders at the Company Stockholders Meeting (collectively, the "Company Board Recommendation").

          (e)    Anti-Takeover Statutes.    No "fair price," "moratorium," "control share acquisition," "supermajority," "affiliate transactions," "business combination," or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

        Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

          (a)    SEC Filings.    The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the "Company SEC Documents"). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC ("EDGAR"). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as stated in Section 3.04 of the Company Disclosure Letter, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

          (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presents in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

          (c)    Internal Controls.    The Company and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company's management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

          (d)    Disclosure Controls and Procedures.    The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of: (i) any "significant deficiency" or "material weakness" (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

          (e)    Undisclosed Liabilities.    The unaudited balance sheet of the Company, dated as of September 30, 2018, contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any of its Subsidiaries has any Liabilities of any nature whatsoever or any other facts or circumstances, whether or not required by GAAP to be disclosed that would reasonably be expected to result in any claims against, or Liabilities of, the Company or any of its Subsidiaries, other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (f)    Off-Balance Sheet Arrangements.    Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

          (g)    Sarbanes-Oxley and NYSE American Compliance.    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE American, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h)    Accounting, Securities, or Other Related Complaints or Reports.    Since January 1, 2015: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

        Section 3.05    Absence of Certain Changes or Events.    Except as set forth in the SEC Documents, since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

          (a)   any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement; or

          (b)   any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

        Section 3.06    Taxes.

          (a)    Tax Returns and Payment of Taxes.    The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements included in the Company SEC Documents (in accordance with GAAP). The Company's most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company's most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

          (b)    Availability of Tax Returns.    The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2013.

          (c)    Withholding.    The Company and each of its Subsidiaries have timely and properly withheld and timely paid to the proper taxing authority (i) all required amounts from payments to any Company Employee, agent, contractor, nonresident, creditor, customer, stockholder, or other Person and (ii) all sales, use, ad valorem, and value added Taxes. The Company and each of its Subsidiaries have materially complied with all information reporting and backup withholding provisions of applicable Law.

          (d)    Liens.    There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable for which adequate reserves in accordance with GAAP has been made in the Company's most recent financial statements included in the Company SEC Documents.

          (e)    Tax Deficiencies and Audits.    No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect for assessment, collection or other imposition of any Tax of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings in progress, pending, or, to the Company's Knowledge, threatened with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

          (f)    Tax Jurisdictions.    No claim has ever been made by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its Subsidiaries has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

          (g)    Tax Rulings.    Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, request for administrative relief, technical advice memorandum, request for a change of any method of accounting, or similar ruling or memorandum with any taxing authority with respect to the Taxes or Tax Returns of the Company or any of its Subsidiaries, nor is any such request outstanding. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

          (h)    Consolidated Groups, Transferee Liability, and Tax Agreements.    Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

          (i)    Change in Accounting Method.    Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

          (j)    Post-Closing Tax Items.    The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) any agreement entered into with any taxing authority (including a "closing agreement" as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; or (iv)) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

          (k)    Ownership Changes.    Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code.

          (l)    Section 368.    Neither the Company nor any of its Subsidiaries has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code.

          (m)    Section 355.    Neither Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

          (n)    Reportable Transactions.    Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

        Section 3.07    Intellectual Property.

          (a)    Scheduled Company-Owned IP.    Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations.

          (b)    Right to Use; Title.    The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted ("Company IP"), in each case, free and clear of all Liens other than Permitted Liens, all of which rights shall survive the consummation of the transactions contemplated by this Agreement, including the Merger, without change, including any modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Company IP.

          (c)    Validity and Enforceability.    The Company and its Subsidiaries' rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP.

          (d)    Non-Infringement.    The conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

          (e)    IP Legal Actions and Orders.    There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries' rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

          (f)    Company IT Systems.    The Company IT System owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries are sufficient for the current needs of the businesses of the Company and each of its Subsidiaries. Since January 1, 2015, there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting any Company IT Systems or the data or transactions stored or processed thereon, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.08    Compliance; Permits.

          (a)    Compliance.    The Company and each of its Subsidiaries are and, since January 1, 2016, have been in material compliance with, all Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2015, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

          (b)    Permits.    The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, "Permits"). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries is and, since January 1, 2015, has been in compliance in all material respects with the terms of all Permits.

        Section 3.09    Litigation.    There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $250,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment ("Order") of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent. Except as set forth in Section 3.09 of the Company Disclosure Letter, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

        Section 3.10    Brokers' and Finders' Fees.    Except for fees payable by the Company to Duff & Phelps (the "Company Financial Advisor") pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

        Section 3.11    Related Person Transactions.    There are, and since January 1, 2015, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

        Section 3.12    Employee Matters.

          (a)    Schedule.    Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a "Company Employee"), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the "Company Employee Plans").

          (b)    Documents.    The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

          (c)    Employee Plan Compliance.    (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (v) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vi) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (vii) all non-US Company Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

          (d)    Certain Company Employee Plans.    With respect to each Company Employee Plan, no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan"), a "multiple employer welfare plan" within the meaning of Section 3(40) of ERISA, a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code, or a "multiple employer plan" within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan.

          (e)    No Post-Employment Obligations.    Except as set forth on Section 3.12(e) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

          (f)    Effect of Transaction.    Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

          (g)    Employment Law Matters.    The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, any material Liability for the Company or any of its Subsidiaries.

          (h)    Labor.    Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, any material Liability for the Company or any of its Subsidiaries.

          (i)    Personnel Schedule.    Schedule 3.12(i)(i) of the Company Disclosure Letter sets forth a true and complete list of all employees of the Company, including each employee's position, employment status (active or a description of leave and full-time or part-time), employment classification under the Fair Labor Standards Act, annual base salary or base wages, date of hire, work location, and 2017 and 2018 bonuses and/or commissions paid or payable to such employee. Schedule 3.12(i)(ii) sets forth a true and complete list of all independent contractors, consultants, and temporary employees who provide, have provided, or under contract to provide services to the Company during any period in 2017 or 2018, including the fees paid to such individuals in 2017 and 2018. As of the date hereof the Company and its Subsidiaries has paid in full (i) any and all wages, salaries, commissions, bonuses, severance, or other compensation earned and due to any current or former employee; or (ii) any and all fees earned and due to any current or former independent contractor, consultant, or temporary employee.

        Section 3.13    Real Property and Personal Property Matters.

          (a)    Owned Real Estate.    The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Estate as of the date hereof. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

          (b)    Leased Real Estate.    Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company's or its Subsidiary's possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

          (c)    Real Estate Used in the Business.    The Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

          (d)    Personal Property.    The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

        Section 3.14    Environmental Matters.    Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

          (b)   Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in any Liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

          (c)   Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability under any Environmental Law.

          (d)   Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability with respect to any of the foregoing.

          (e)   Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

        Section 3.15    Material Contracts.

          (a)    Material Contracts.    For purposes of this Agreement, "Company Material Contract" shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

             (ii)  any employment, independent contractor, or consulting Contract (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any current or former (A) officer of the Company or any of its Subsidiaries, (B) member of the Company Board, or (C) Company Employee or independent contractor providing for an annual base salary or payment in excess of $100,000;

            (iii)  any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

            (iv)  any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

             (v)  any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

            (vi)  any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries to conduct its business, sell, transfer, pledge or otherwise dispose of any material assets, rights, businesses or properties;

           (vii)  any Contract that contains any provision that requires the purchase of all or a material portion of the Company's or any of its Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

          (viii)  any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party;

            (ix)  any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contact solely between the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries;

             (x)  any Liens, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

            (xi)  any employee collective bargaining agreement or other Contract with any labor union;

           (xii)  any staffing agency agreement or other agreement through which the Company or any of its Subsidiaries engages the services of temporary labor and for which fees in 2018 were at least $100,000 or for which fees in 2019 are expected to be at least $100,000;

          (xiii)  any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

          (xiv)  any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)-(xii) above; or

           (xv)  any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

          (b)    Schedule of Material Contracts; Documents.    Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

          (c)    No Breach.    (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract.

        Section 3.16    Insurance.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. All premiums due with respect to all such insurance policies have been paid or adequately accrued for. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

        Section 3.17    Proxy Statement.     None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the "Company Proxy Statement"), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        Section 3.18    Anti-Corruption Matters.     Since January 1, 2015, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2015, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company's or its Subsidiaries' compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

        Section 3.19    Fairness Opinion.     The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

        Section 3.20    NO OTHER REPRESENTATIONS OR WARRANTIES.     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III (WHICH INCLUDES THE COMPANY DISCLOSURE LETTER), NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL. THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY, WHETHER BY THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT, MERGER SUB, OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER WRITTEN OR ORAL INFORMATION BY THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, AND EXCEPT IN THE CASE OF FRAUD, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT, MERGER SUB, OR ANY OTHER PERSON RESULTING FROM SUCH DELIVERY OR DISCLOSURE, OR PARENT'S OR MERGER SUB'S USE OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OR OTHER MATERIALS MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN "DATA ROOMS," OR MANAGEMENT PRESENTATIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION, OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS).

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        Section 4.01    Organization.    Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Merger Sub has been formed solely for the purposes of facilitating execution of this Agreement and has not conducted other business as of the Effective Time.

        Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.

          (a)    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

          (b)    Non-Contravention.    The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (viii) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (c)    Governmental Consents.    No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Statement of Merger with the Secretary of State of the State of Colorado, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iv) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (v) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE/NASDAQ; (vi) the CFIUS Approval, (vii) the Other Governmental Approvals; and (viii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (d)    Board Approval.

              (i)  The board of directors of the Parent, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent, duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent's stockholder, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

             (ii)  The board of directors of Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

        Section 4.03    Proxy Statement.    None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

        Section 4.04    Financial Capability.     Parent has, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

        Section 4.05    Legal Proceedings.     As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.

        Section 4.06    Ownership of Company Common Stock.     Neither Parent nor any of its Affiliates or Associates "owns" (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

        Section 4.07    Brokers.     Except for fees payable to Greenhill & Co, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

ARTICLE V
COVENANTS

        Section 5.01    Conduct of Business of the Company.     During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' current officers and employees, to preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

          (a)   amend or propose to amend its Charter Documents;

          (b)   (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries); provided, however, that nothing in this Section 5.01 shall limit the Company's right to accelerate or otherwise modify the vesting schedule of any currently outstanding Company Securities subject to approval of the Company's Board;

          (c)   issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement;

          (d)   except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to employees in the ordinary course of business consistent with past practice, including ordinary course raises approved by the Company Board with respect to calendar year 2019, (ii) hire or terminate any employees whose base salary is at least $150,000, or whose base salary in the aggregate is at least $350,000, or (ii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

          (e)   acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

          (f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

          (g)   repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

          (h)   enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

          (i)    institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $250,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations fully reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive or reputational impact on the Company's business;

          (j)    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

          (k)   (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

          (l)    enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

          (m)  except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

          (n)   abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP;

          (o)   terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

          (p)   agree or commit to do any of the foregoing.

        Section 5.02    Other Actions.     From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 5.04 of this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 5.03    Access to Information; Confidentiality.

          (a)   From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company's representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated August 28, 2018, between Danfoss Power Solutions GmbH & Co. OHG and the Company (the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        Section 5.04    No Solicitation.

          (a)   The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) other than clarifying the terms of the Takeover Proposal in accordance with this Section 5.04(a) or to disclose to such Person the existence of this Section 5.04(a), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a "Company Acquisition Agreement"). Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

          (b)   Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable

  Law. Nothing contained herein shall prevent the Company Board from (i) disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any "stop, look and listen" communication to Company shareholders pursuant to Rule 14d-9(f) under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would reasonably be expected to constitute a violation of applicable Law.

          (c)   The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's and any of its Subsidiary's business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

          (d)   Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the "Superior Proposal Notice Period") before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

          (e)   Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five Business Days (the "Intervening Event Notice Period") before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (iii) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would continue to constitute a breach of its fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 5.04 and no other provisions of this Agreement.

        Section 5.05    Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

          (a)   The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the

  Company Proxy Statement for compliance with applicable legal requirements). If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

          (b)   In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company's stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

          (c)   Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

        Section 5.06    Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

          (a)   The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

          (b)   The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company's Knowledge threatened, after the date hereof against the Company any of its Subsidiaries or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent's views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

          (c)   In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (ii) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

        Section 5.07    Directors' and Officers' Indemnification and Insurance.

          (a)   Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

          (b)   The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time "tail" insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(b) of the Company Disclosure Letter (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

          (c)   The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

          (d)   In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

        Section 5.08    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

          (b)   Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a "Governmental Antitrust Authority") information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under any consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

          (c)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

          (d)   Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.

        Section 5.09    Public Announcements.     The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.04.

        Section 5.10    Anti-Takeover Statutes.     If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

        Section 5.11    Section 16 Matters.     Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

        Section 5.12    Obligations of Merger Sub.     Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 5.13    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 5.14    Operations Following the Effective Time

          (a)   The Surviving Corporation shall maintain the Company's primary operating facilities and research and development activities in Colorado for a period of at least two years following the Effective Time.

          (b)   Through December 31, 2019 the Surviving Corporation shall provide each Employee (other than those Employees with employment agreements with the Company) who remains employed immediately after the Effective Time and who signs an Employment Agreement ("Company Continuing Employee") with (i) base salary or hourly wages that are no less than the base salary or hourly wages provided by the Company immediately prior to the Effective Time and (ii) annual target cash bonus opportunities (excluding equity, phantom equity, change in control bonuses, and any retention bonuses), if any, which are no less than the annual target cash bonus opportunities (excluding equity, phantom equity, change in control bonuses, and any retention bonuses) provided by the Company immediately prior to the Effective Time. Nothing herein shall confer or be construed to confer on any Company Continuing Employee any right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate the employment of such Company Continuing Employee at any time (with or without cause) or to modify such employee's compensation or benefits at any time, subject to the terms of any applicable Benefits Plans or existing employment contracts. This Section 5.14(c) shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person, including, without limitation, any current, former or retired employee of the Company.

ARTICLE VI
CONDITIONS

        Section 6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

          (a)    Company Stockholder Approval.    This Agreement will have been duly adopted by the Requisite Company Vote.

          (b)    Regulatory Approvals.    All required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

          (c)    No Injunctions, Restraints, or Illegality.    No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

          (d)    CFIUS Approval.    CFIUS Approval shall have been obtained.

          (e)    Governmental Consents.    All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Statement of Merger with the Secretary of State of the State of Colorado) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.

        Section 6.02    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

          (b)    Performance of Covenants.    The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

          (c)    Company Material Adverse Effect.    Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)    Officers Certificate.    Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

        Section 6.03    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "material adverse effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's and Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (b)    Performance of Covenants.    Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

          (c)    Officers Certificate.    The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

        Section 7.01    Termination by Mutual Consent.     This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

        Section 7.02    Termination by Either Parent or the Company.     This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

          (a)   if the Merger has not been consummated on or before October 31, 2019 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

          (b)   if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

          (c)   if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

        Section 7.03    Termination by Parent.     This Agreement may be terminated by Parent at any time prior to the Effective Time:

          (a)   If: (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05(a), or

          (b)   if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent's intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

        Section 7.04    Termination by the Company.     This Agreement may be terminated by the Company at any time prior to the Effective Time:

          (a)   if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

          (b)   if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

        Section 7.05    Notice of Termination; Effect of Termination.     The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

        Section 7.06    Fees and Expenses Following Termination.

          (a)   If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Parent's Expenses actually incurred by Parent on or prior to the termination of this Agreement.

          (b)   If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus, Parent's Expenses actually incurred by Parent on or prior to the termination of this Agreement.

          (c)   If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) hereof and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) hereof. Additionally, in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (x) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 7.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, Parent's Expenses actually incurred by Parent on or prior to the termination of this Agreement (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to "more than 50%" instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been "not withdrawn" for purposes of clauses (x) and (y) of this paragraph (c).

          (d)   The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 from and including the date of payment of such amounts were due to, but excluding the date of actual payment, at the prime lending rate set forth in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made, plus 2% per annum. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

          (e)   Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

        Section 7.07    Amendment.     At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such approval.

        Section 7.08    Extension; Waiver.     At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS

        Section 8.01    Definitions.     For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

        "Affordable Care Act" means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Laws" has the meaning set forth in Section 3.03(c).

        "Associate" has the meaning set forth in Section 203(c)(2) of the DGCL.

        "Book-Entry Share" has the meaning set forth in Section 2.01(c).

        "Business Day" means any day, other than Saturday, Sunday, or any day on which banking institutions located in Denver, Colorado or Copenhagen, Denmark are authorized or required by Law or other governmental action to close.

        "Bylaws" means the amended and restated bylaws in the form set forth in Exhibit B being the bylaws of the Surviving Corporation.

        "Cancelled Shares" has the meaning set forth in Section 2.01(a).

        "CBCA" has the meaning set forth in the Recitals.

        "Certificate" has the meaning set forth in Section 2.01(c).

        "Certificate of Merger" has the meaning set forth in Section 1.03.

        "Charter" has the meaning set forth in Section 1.05.

        "CFIUS" means the Committee on Foreign Investment in the United States and its member agencies.

        "CFIUS Approval" means Parent and the Company shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a "covered transaction" and not subject to review under applicable Law; or (ii) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President's decision on the CFIUS notice submitted by CNHTC and the Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

        "Charter Documents" has the meaning set forth in Section 3.01(b).

        "Closing" has the meaning set forth in Section 1.02.

        "Closing Date" has the meaning set forth in Section 1.02.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Agreement" has the meaning set forth in Section 5.04(a).

        "Company Adverse Recommendation Change" shall mean the Company Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company

Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company's stockholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

        "Company Balance Sheet" has the meaning set forth in Section 3.04(e).

        "Company Board" has the meaning set forth in the Recitals.

        "Company Board Recommendation" has the meaning set forth in Section 3.03(d).

        "Company Common Stock" has the meaning set forth in the Recitals.

        "Company Disclosure Letter" has the meaning set forth in the introductory language in ARTICLE III.

        "Company Employee" has the meaning set forth in Section 3.12(a).

        "Company Employee Plans" has the meaning set forth in Section 3.12(a).

        "Company Equity Award" means a Company Stock Option or a Company Restricted Share granted under one of the Company Stock Plans, as the case may be.

        "Company ERISA Affiliate" means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

        "Company Financial Advisor" has the meaning set forth in Section 3.10.

        "Company IP" has the meaning set forth in Section 3.07(b).

        "Company IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries.

        "Company Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

        "Company Material Contract" has the meaning set forth in Section 3.15(a).

        "Company-Owned IP" means all Intellectual Property owned by the Company or any of its Subsidiaries.

        "Company Proxy Statement" has the meaning set forth in Section 3.17.

        "Company Restricted Share" has the meaning set forth in Section 2.07(b).

        "Company SEC Documents" has the meaning set forth in Section 3.04(a).

        "Company Securities" has the meaning set forth in Section 3.02(b)(ii).

        "Company Stock Option" has the meaning set forth in Section 2.07(a).

        "Company Stock Plans" means the following plans, in each case as amended: UQM Technologies, Inc. 2012 Equity Incentive Plan, UQM Technologies, Inc. 2002 Equity Incentive Plan, UWM Technologies, Inc. Stock Bonus Plan, and the UWM Technologies, Inc. Stock Option Plan for Non-Employee Directors.

        "Company Stockholders Meeting" means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

        "Company Subsidiary Securities" has the meaning set forth in Section 3.02(d).

        "Confidentiality Agreement" has the meaning set forth in Section 5.03(b).

        "Consent" has the meaning set forth in Section 3.03(c).

        "Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

        "DGCL" has the meaning set forth in the Recitals.

        "Dissenting Shares" has the meaning set forth in Section 2.03.

        "EDGAR" has the meaning set forth in Section 3.04(a).

        "Effective Time" has the meaning set forth in Section 1.03.

        "End Date" has the meaning set forth in Section 7.02(a).

        "Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" has the meaning set forth in Section 3.03(c).

        "Expenses" means, with respect to any Person, all reasonable and documented out-of- pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Proxy Statement, the filing of any required notices under Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

        "GAAP" has the meaning set forth in Section 3.04(b).

        "Governmental Antitrust Authority" has the meaning set forth in Section 5.08(b).

        "Governmental Entity" has the meaning set forth in Section 3.03(c).

        "Hazardous Substance" shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

        "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

        "Indemnified Party" has the meaning set forth in Section 5.07(a).

        "Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

        "Intervening Event" means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known nor reasonably foreseeable to the Company Board, as of the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of "Takeover Proposal" (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

        "Intervening Event Notice Period" has the meaning set forth in Section 5.04(e).

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company's Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent's Disclosure Letter; in each case, after due inquiry.

        "Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

        "Lease" shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

        "Leased Real Estate" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

        "Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

        "Liability" shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

        "Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

        "Maximum Premium" has the meaning set forth in Section 5.07(c).

        "Merger" has the meaning set forth in Section 1.01.

        "Merger Consideration" has the meaning set forth in Section 2.01(b).

        "Merger Sub" has the meaning set forth in the Preamble.

        "Multiemployer Plan" has the meaning set forth in Section 3.12(d).

        "NYSE American" has the meaning set forth in Section 3.03(c).

        "Order" has the meaning set forth in Section 3.09.

        "Other Governmental Approvals" has the meaning set forth in Section 3.03(c).

        "Owned Real Estate" shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

        "Parent" has the meaning set forth in the Preamble.

        "Paying Agent" has the meaning set forth in Section 2.02(a).

        "Payment Fund" has the meaning set forth in Section 2.02(a).

        "Permits" has the meaning set forth in Section 3.08(b).

        "Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) the security interest established in that certain Business Loan Agreement dated effective March 15, 2017 between the Company and Bank of the West.

        "Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

        "Real Estate" means the Owned Real Estate and the Leased Real Estate.

        "Representatives" has the meaning set forth in Section 5.04(a).

        "Requisite Company Vote" has the meaning set forth in Section 3.03(a).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 3.04(a).

        "SEC" has the meaning set forth in Section 3.03(c).

        "Securities Act" has the meaning set forth in Section 3.04(a).

        "Statement of Merger" has the meaning set forth in Section 1.03.

        "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

        "Superior Proposal" means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of "Takeover Proposal" to "15%" shall be "50%") that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board; and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).

        "Superior Proposal Notice Period" has the meaning set forth in Section 5.04(d).

        "Surviving Corporation" has the meaning set forth in Section 1.01.

        "Takeover Proposal" means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company's and its Subsidiaries' consolidated assets or to which 15% or more of the Company's and its Subsidiaries' net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

        "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Tax Returns" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Fee" means $3,500,000.

        "Treasury Regulations" means the Treasury regulations promulgated under the Code.

        "Voting Debt" has the meaning set forth in Section 3.02(c).

        "Warrants" has the meaning set forth in Section 2.08.

        Section 8.02    Interpretation; Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter.

          (b)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 8.03    Survival.     None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

        Section 8.04    Governing Law.     This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

        Section 8.05    Submission to Jurisdiction.     Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the Superior Court of the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 8.06    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

        Section 8.07    Notices.     All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Danfoss Power Solutions (US) Company, c/o Danfoss A/S, Nordborgvej 81, DK-6430 Nordborg, Denmark Attention: General Counsel Facsimile: +45 74886235
with a copy (which will not constitute	Winston & Strawn, LLP
notice to Parent or Merger Sub) to:	200 Park Avenue, New York, NY 10166 Facsimile: 212-294-4700 Attention: Uri Doron, Esq.
If to the Company, to:	UQM Technologies Inc. 4120 Specialty Pl. Longmont, Co 80504 Facsimile: Attention: President
with a copy (which will not constitute	Polsinelli
notice to the Company) to:	1401 Lawrence Street, Suite 2300 Denver, CO 80202 Facsimile: Attention: Jeffrey Reeser

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

        Section 8.08    Entire Agreement.     This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

        Section 8.09    No Third-Party Beneficiaries.     Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 8.10    Severability.     If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        Section 8.11    Assignment.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent's direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

        Section 8.12    Remedies.     Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

        Section 8.13    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

        Section 8.14    Counterparts; Effectiveness.     This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UQM TECHNOLOGIES INC.
By	/s/ JOSEPH R. MITCHELL
	Name:	Joseph R. Mitchell
	Title:	President & CEO
DANFOSS POWER SOLUTIONS (US) COMPANY
By	/s/ JEFF HERRIN
	Name:	Jeff Herrin
	Title:	President
DANFOSS-2019 MERGER SUB, INC.
By	/s/ JEFF HERRIN
	Name:	Jeff Herrin
	Title:	President

EXECUTION COPY

EXHIBIT A

Certificate of Incorporation

 AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

UQM TECHNOLOGIES, INC.

        1.     The name of the corporation is UQM Technologies, Inc. (the "Corporation").

        2.     The address of the registered office of the Corporation in the State of Colorado is 1900 W. Littleton Boulevard, Littleton, CO 80120 in Arapahoe County. The name of the registered agent of the Corporation at such address is Corporation Service Company.

        3.     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act ("CBCA").

        4.     The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be common stock, par value $0.01 per share, and are to be of one class.

        5.     Unless and except to the extent that the by-laws of the Corporation (the "By-laws") shall so require, the election of directors of the Corporation need not be by written ballot.

        6.     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        7.     The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        8.     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

        9.     The Corporation shall have the right, subject to any express provisions or restrictions contained in the Amended and Restated Articles of Incorporation of the Corporation (the "Amended and Restated Articles of Incorporation") or the By-laws, from time to time, to amend, alter or repeal any provision of the Amended and Restated Articles of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Amended and Restated Articles of Incorporation or any amendment thereof are conferred subject to such right.

EXHIBIT B

Bylaws of the Surviving Corporation

 AMENDED AND RESTATED BY-LAWS OF

UQM TECHNOLOGIES, INC.

ARTICLE I
OFFICES

        Section 1.01    Offices.     The address of the registered office of UQM Technologies, Inc. (hereinafter called the "Corporation") in the State of Colorado shall be at Corporation Service Company, 1900 W. Littleton Boulevard, Littleton, CO 80120 in Arapahoe County. The Corporation may have other offices, both within and without the State of Colorado, as the board of directors of the Corporation (the "Board of Directors") from time to time shall determine or the business of the Corporation may require.

        Section 1.02    Books and Records.     Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II
MEETINGS OF THE STOCKHOLDERS

        Section 2.01    Place of Meetings.     All meetings of the stockholders shall be held at such place, if any, either within or without the State of Colorado, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

        Section 2.02    Annual Meeting.     The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

        Section 2.03    Special Meetings.     Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

        Section 2.04    Adjournments.     Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

        Section 2.05    Notice of Meetings.     Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

        Section 2.06    List of Stockholders.     The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

        Section 2.07    Quorum.     Unless otherwise required by law, the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

        Section 2.08    Conduct of Meetings.     The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the president, or in his or her absence or inability to act, the vice president, or, in his or her absence or inability to act, the person whom the president shall appoint, shall act as chairman of, and preside at, the meeting. The secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or

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prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

        Section 2.09    Voting; Proxies.     Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

        Section 2.10    Inspectors at Meetings of Stockholders.     The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Colorado upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

        Section 2.11    Written Consent of Stockholders Without a Meeting.     Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that

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would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Colorado, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.11, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

        Section 2.12    Fixing the Record Date.

          (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

          (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Colorado, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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          (c)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III
BOARD OF DIRECTORS

        Section 3.01    General Powers.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

        Section 3.02    Number; Term of Office.     The Board of Directors shall consist of not less than one (1) but no more than five (5) members. Each director shall hold office until a successor is duly elected and qualified or until the director's earlier death, resignation, disqualification or removal.

        Section 3.03    Newly Created Directorships and Vacancies.     Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director's death, resignation or removal.

        Section 3.04    Resignation.     Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

        Section 3.05    Removal.     Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

        Section 3.06    Fees and Expenses.     Directors shall receive such fees and expenses as the Board of Directors shall from time to time prescribe.

        Section 3.07    Regular Meetings.     Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman.

        Section 3.08    Special Meetings.     Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the chairman or the president on at least 24 hours' notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days' notice if given by mail. Special meetings shall be called by the chairman or the president in like manner and on like notice on the written request of any two or more directors.

        Section 3.09    Telephone Meetings.     Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

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        Section 3.10    Adjourned Meetings.     A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours' notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days' notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

        Section 3.11    Notices.     Subject to Section 3.08, Section 3.10 and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director's address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

        Section 3.12    Waiver of Notice.     Whenever notice to directors is required by applicable law, the Certificate of Incorporation or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

        Section 3.13    Organization.     At each meeting of the Board of Directors, the chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

        Section 3.14    Quorum of Directors.     The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

        Section 3.15    Action by Majority Vote.     Except as otherwise expressly required by these by-laws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 3.16    Action Without Meeting.     Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

        Section 3.17    Committees of the Board of Directors.     The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and

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authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

ARTICLE IV
OFFICERS

        Section 4.01    Positions and Election.     The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer and a secretary. The Board of Directors, in its discretion, may also elect a chairman (who must be a director), one or more vice chairmen (who must be directors) and one or more vice presidents, assistant treasurers, assistant secretaries and other officers. Any two or more offices may be held by the same person.

        Section 4.02    Term.     Each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

        Section 4.03    The President.     The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

        Section 4.04    Vice Presidents.     Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the Board of Directors or the president.

        Section 4.05    The Secretary.     The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

        Section 4.06    The Treasurer.     The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all

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moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

        Section 4.07    Duties of Officers May Be Delegated.     In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
STOCK CERTIFICATES AND THEIR TRANSFER

        Section 5.01    Certificates Representing Shares.     The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the chairman, any vice chairman, the president or any vice president, and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

        Section 5.02    Transfers of Stock.     Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person's attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

        Section 5.03    Transfer Agents and Registrars.     The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

        Section 5.04    Lost, Stolen or Destroyed Certificates.     The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner's legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

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 ARTICLE VI
GENERAL PROVISIONS

        Section 6.01    Seal.     The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

        Section 6.02    Fiscal Year.     The fiscal year of the Corporation shall begin on January 1 and end on December 31 of each year.

        Section 6.03    Checks, Notes, Drafts, Etc.     All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

        Section 6.04    Dividends.     Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

        Section 6.05    Conflict with Applicable Law or Certificate of Incorporation.     These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII
AMENDMENTS

        These by-laws may be amended, altered, changed, adopted and repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

9

 ANNEX B
DISSENTERS RIGHTS OF APPRAISAL UNDER CBCA

 ARTICLE 113 OF THE COLORADO BUSINESS CORPORATION ACT

DISSENTERS' RIGHTS

Part 1—Right of Dissent—Payment for Shares

§ 7-113-101. Definitions

        For purposes of this article:

          (1)   "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

          (3)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

          (4)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

          (5)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

          (6)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

          (7)   "Shareholder" means either a record shareholder or a beneficial shareholder.

§ 7-113-102. Right to dissent

        (1)   A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the corporation is a party if:

             (I)  Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

            (II)  The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c)   Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

          (d)   Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

        (1.3)  A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, [FN1] or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a)   The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b)   The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c)   The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

        (1.8)  The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a)   Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b)   Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c)   Cash in lieu of fractional shares; or

          (d)   Any combination of the foregoing described shares or cash in lieu of fractional shares.

        (2)   Deleted by Laws 1996, H.B.96-1285, § 30, eff. June 1, 1996.

        (2.5)  A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

        (3)   A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

        (4)   A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 7-113-103. Dissent by nominees and beneficial owners

        (1)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

        (2)   A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a)   The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)   The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

        (3)   The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

Part 2—Procedure for Exercise of Dissenters' Rights

§ 7-113-201. Notice of dissenters' rights

        (1)   If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

        (2)   If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

§ 7-113-202. Notice of intent to demand payment

        (1)   If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a)   Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b)   Not vote the shares in favor of the proposed corporate action.

        (2)   If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

        (3)   A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

§ 7-113-203. Dissenters' notice

        (1)   If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

        (2)   The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a)   State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b)   State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d)   Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e)   Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f)    State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g)   Be accompanied by a copy of this article.

§ 7-113-204. Procedure to demand payment

        (1)   A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a)   Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b)   Deposit the shareholder's certificates for certificated shares.

        (2)   A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

        (3)   Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

        (4)   A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

§ 7-113-205. Uncertificated shares

        (1)   Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

        (2)   In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

§ 7-113-206. Payment

        (1)   Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

        (2)   The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a)   The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b)   A statement of the corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated;

          (d)   A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e)   A copy of this article.

§ 7-113-207. Failure to take action

        (1)   If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)   If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

§ 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

        (1)   The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

        (2)   An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

§ 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

        (1)   A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a)   The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b)   The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c)   The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

        (2)   A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

Part 3—Judicial Appraisal of Shares

§ 7-113-301. Court action

        (1)   If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

        (2)   The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation's principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

        (3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

        (4)   The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

        (5)   Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

§ 7-113-302. Court costs and counsel fees

        (1)   The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

        (2)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

          (b)   Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (3)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

 ANNEX C
FAIRNESS OPINION

Confidential	January 18, 2019

UQM Technologies, Inc.
4120 Specialty Place
Longmont, CO 80504

Ladies and Gentlemen:

        UQM Technologies, Inc. (the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") to serve as an independent financial advisor to the Board of Directors (the "Board of Directors") of the Company (solely in their capacity as members of the Board of Directors) to provide an opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

        It is Duff & Phelps' understanding that the Company, Danfoss Power Solutions (US) Company, a Delaware corporation ("Parent"), and Danfoss-2019 Merger Sub, Inc., a Delaware corporation and a wholly subsidiary of Parent ("Merger Sub"), intend to enter into an Agreement and Plan of Merger (the "Agreement"), the latest draft of which Duff & Phelps has reviewed is dated January 16, 2019. The Agreement provides, among other things, that the following transaction will be effected pursuant to the terms and subject to the conditions set forth therein (the "Proposed Transaction"): (i) Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger and (ii), each share of common stock, par value $0.01 per share, of the Company, other than Cancelled Shares and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $1.71 in cash, without interest (the "Consideration"). The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

Scope of Analysis

        In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

Duff & Phelps, LLC 55 East 52nd Street Floor 31 New York, NY 10055	T +1 212 871 2000	www.duffandphelps.com

1.
Reviewed the following documents:

a.
The Company's annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 2016 and December 31, 2017 and the Company's unaudited interim financial statements for the period ended September 30, 2018 included in the Company's Form 10-Q filed with the SEC;

b.
Unaudited interim financial statements for the Company for the year-to-date period ended November 30, 2018;

c.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections for the Company, provided to us by management of the Company ("Management") (the "Management Projections");

d.
Documents related to the Proposed Transaction, including the Indication of Interest, dated as of December 13, 2018, and a draft, dated as of January 16, 2019, of the Agreement;

e.
A letter dated January 18, 2019 from Management which made certain representations as to historical financial statements, the Management Projections and the underlying assumptions;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with Management;

3.
Reviewed the historical trading price and trading volume of the Company's common stock and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate with respect to the Company or otherwise.

Assumptions, Qualifications and Limiting Conditions

        In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company's consent:

  1.
  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Management, and did not independently verify such information;

  2.
  Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

  3.
  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

  4.
  Assumed that information supplied and representations made by Management are substantially accurate regarding the Company and the Proposed Transaction;

  5.
  Assumed that the representations and warranties made in the Agreement are substantially accurate;

  6.
  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

  7.
  Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

  8.
  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

  9.
  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

        Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

        Duff & Phelps is not expressing any opinion as to the market price or value of the Company's common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons , relative to the Consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

        This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

        This Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 26, 2018 (the "Engagement Letter"). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

        Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps' fee is payable upon Duff & Phelps' stating to the Board of Directors that it is prepared to deliver its Opinion. In 2016, Duff & Phelps provided a fairness opinion to the Company in connection with a transaction, which ultimately did not close (the "Prior Engagement"). For the Prior Engagement, Duff & Phelps received customary fees, expense reimbursement, and indemnification. Other than this engagement and the Prior Engagement, during the three years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be received by the stockholders of the Company in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

        This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59 PM MT on April 22, 2019. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/tUQM or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/tUQM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ForAgainst Abstain 1. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger dated as of January 21, 2019, by and among UQM, Danfoss Power Solutions (US) Company (“Danfoss”) and a wholly owned subsidiary of Danfoss (“Merger Sub”), pursuant to which Merger Sub will be merged with and into UQM, with UQM surviving the merger as a wholly owned subsidiary of Danfoss (the “Merger” and, such proposal, the “Merger Proposal”). 2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the Merger (the “Advisory Compensation Proposal”). 3. To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt and approve the Merger Agreement. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 0 5 6 9 2 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 030BEB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals - The Board of Directors recommend a vote FOR Proposals 1, 2 and 3. 2019 Special Meeting Proxy Card1234 5678 9012 345

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Shareholder Meeting - April 23, 2019. Joseph R. Mitchell and David I. Rosenthal or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of UQM Technologies to be held on April 23, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as indicated by the shareholder on the proxy card. If no such directions are indicated, the Proxies will have authority to vote FOR items 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items UQM Technologies Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/tUQM